Exhibit 99.4

PART IV

Item 15. Exhibits, Financial Statement Schedules.

(a) Financial Statements and Financial Statement Schedules.

The Reports, Financial Statements and Notes, supplementary financial information and Financial Statement Schedule listed below are included in this Form 10-K:

We have omitted other information schedules because the information is inapplicable, not required, or in the financial statements or notes.

(b) Exhibits—See Exhibit Index beginning on page 121 on Form 10-K.

We did not file other long-term debt instruments because the total amount of securities authorized under any of these instruments does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of such instruments to the SEC upon request.

Exhibit 99.4

Management’s Annual Report on Internal Control Over Financial Reporting

Management of Leggett & Platt, Incorporated is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f). Leggett & Platt’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Leggett & Platt;

•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of Leggett & Platt are being made only in accordance with authorizations of management and directors of Leggett & Platt; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Leggett & Platt assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management (including ourselves), we conducted an evaluation of the effectiveness of Leggett & Platt’s internal control over financial reporting, as of December 31, 2013, based on the criteria in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation under this framework, we concluded that Leggett & Platt’s internal control over financial reporting was effective as of December 31, 2013.

Leggett & Platt’s internal control over financial reporting, as of December 31, 2013, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 68 of this Form 10-K.

/s/ DAVID S. HAFFNER	/s/ MATTHEW C. FLANIGAN
David S. Haffner Board Chair and Chief Executive Officer	Matthew C. Flanigan Executive Vice President and Chief Financial Officer

February 26, 2014	February 26, 2014

Exhibit 99.4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Leggett & Platt, Incorporated:

In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a) present fairly, in all material respects, the financial position of Leggett & Platt, Incorporated and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, MO
February 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note B, as to which the date is November 4, 2014.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Operations

	Year Ended December 31
(Amounts in millions, except per share data)	2013	2012	2011
Net sales	$3,477.2	$3,414.5	$3,303.2
Cost of goods sold	2,767.3	2,718.9	2,672.7
Gross profit	709.9	695.6	630.5
Selling and administrative expenses	367.9	348.1	343.4
Amortization of intangibles	25.4	25.1	17.2
Impairment of goodwill	63.0	—	—
Other (income) expense, net	(21.0)	(2.0)	4.1
Earnings from continuing operations before interest and income taxes	274.6	324.4	265.8
Interest expense	44.7	43.4	38.1
Interest income	7.7	6.5	6.7
Earnings from continuing operations before income taxes	237.6	287.5	234.4
Income taxes	51.3	55.7	61.5
Earnings from continuing operations	186.3	231.8	172.9
Earnings (loss) from discontinued operations, net of tax	13.4	18.7	(16.5)
Net earnings	199.7	250.5	156.4
(Earnings) attributable to noncontrolling interest, net of tax	(2.4)	(2.3)	(3.1)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$197.3	$248.2	$153.3
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$1.27	$1.59	$1.16
Diluted	$1.25	$1.57	$1.15
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.09	$.13	$(.11)
Diluted	$.09	$.13	$(.11)
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$1.36	$1.72	$1.05
Diluted	$1.34	$1.70	$1.04

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31
(Amounts in millions)	2013	2012	2011
Net earnings	$199.7	$250.5	$156.4
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(5.0)	16.0	(2.8)
Cash flow hedges	2.0	(4.0)	(22.9)
Defined benefit pension plans	26.7	(6.1)	(10.2)
Other comprehensive income (loss)	23.7	5.9	(35.9)
Comprehensive income	223.4	256.4	120.5
Less: comprehensive (income) attributable to noncontrolling interest	(2.6)	(2.4)	(3.8)
Comprehensive income attributable to Leggett & Platt, Inc.	$220.8	$254.0	$116.7

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED
 Consolidated Balance Sheets

	December 31
(Amounts in millions, except per share data)	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$272.7	$359.1
Trade receivables, net	434.8	412.6
Other receivables, net	32.6	33.6
Total receivables, net	467.4	446.2
Inventories
Finished goods	270.5	275.7
Work in process	59.3	55.0
Raw materials and supplies	239.4	229.4
LIFO reserve	(73.3)	(71.1)
Total inventories, net	495.9	489.0
Other current assets	45.7	44.8
Total current assets	1,281.7	1,339.1
Property, Plant and Equipment—at cost
Machinery and equipment	1,184.5	1,161.7
Buildings and other	612.2	603.2
Land	44.5	45.3
Total property, plant and equipment	1,841.2	1,810.2
Less accumulated depreciation	1,266.6	1,237.4
Net property, plant and equipment	574.6	572.8
Other Assets
Goodwill	926.8	991.5
Other intangibles, less accumulated amortization of $114.4 and $129.1 at December 31, 2013 and 2012, respectively	203.4	206.3
Sundry	121.6	145.2
Total other assets	1,251.8	1,343.0
TOTAL ASSETS	$3,108.1	$3,254.9
LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$181.1	$201.5
Accounts payable	339.3	285.4
Accrued expenses	229.7	220.5
Other current liabilities	79.4	23.6
Total current liabilities	829.5	731.0
Long-term Liabilities
Long-term debt	688.4	853.9
Other long-term liabilities	127.7	158.2
Deferred income taxes	63.3	69.6
Total long-term liabilities	879.4	1,081.7
Commitments and Contingencies
Equity
Capital stock: Preferred stock—authorized, 100.0 shares; none issued; Common stock—authorized, 600.0 shares of $.01 par value; 198.8 shares issued	2.0	2.0
Additional contributed capital	479.1	458.6
Retained earnings	2,136.4	2,109.6
Accumulated other comprehensive income	94.5	71.0
Less treasury stock—at cost (59.4 and 56.7 shares at December 31, 2013 and 2012, respectively)	(1,320.7)	(1,206.7)
Total Leggett & Platt, Inc. equity	1,391.3	1,434.5
Noncontrolling interest	7.9	7.7
Total equity	1,399.2	1,442.2
TOTAL LIABILITIES AND EQUITY	$3,108.1	$3,254.9

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED
 Consolidated Statements of Cash Flows

	Year Ended December 31
(Amounts in millions)	2013	2012	2011
Operating Activities
Net earnings	$199.7	$250.5	$156.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	90.1	90.4	98.1
Amortization of intangibles and debt issuance costs	32.5	28.6	18.8
Long-lived asset impairments	2.4	1.7	34.9
Goodwill impairment	63.0	—	—
Provision for losses on accounts and notes receivable	6.1	4.9	8.6
Writedown of inventories	11.8	10.2	10.4
Net gain from sales of assets and businesses	(8.6)	(3.3)	(10.9)
Bargain purchase gain from acquisition	(8.8)	—	—
Deferred income tax benefit	(32.9)	(21.9)	(1.1)
Stock-based compensation	36.3	33.8	35.3
Other, net	(1.1)	(2.6)	(7.8)
Other changes, excluding effects from acquisitions and divestitures:
(Increase) decrease in accounts and other receivables	(13.3)	60.6	(29.5)
Increase in inventories	(4.1)	(39.1)	(16.3)
Increase in other current assets	(1.0)	(2.9)	(1.7)
Increase in accounts payable	35.0	27.4	29.4
Increase in accrued expenses and other current liabilities	9.8	11.4	4.3
Net Cash Provided by Operating Activities	416.9	449.7	328.9
Investing Activities
Additions to property, plant and equipment	(80.6)	(71.0)	(75.0)
Purchases of companies, net of cash acquired	(27.9)	(211.6)	(6.6)
Proceeds from sales of assets and businesses	18.9	15.8	26.8
Maturity of short-term investments with original maturities greater than three months	—	—	22.8
Liquidation of (investment in) unconsolidated entity	21.2	(22.4)	—
Other, net	(6.9)	(4.8)	(4.6)
Net Cash Used for Investing Activities	(75.3)	(294.0)	(36.6)
Financing Activities
Additions to long-term debt	—	299.2	.2
Payments on long-term debt	(203.7)	(11.8)	(3.6)
Change in commercial paper and short-term debt	23.3	(85.8)	68.5
Dividends paid	(124.9)	(199.5)	(155.9)
Issuances of common stock	36.9	35.6	20.5
Purchases of common stock	(169.4)	(30.0)	(225.3)
Liquidation of interest rate swap agreement	—	(42.7)	—
Acquisition of noncontrolling interest	—	—	(13.6)
Excess tax benefits from stock-based compensation	6.6	6.7	7.2
Other, net	(3.1)	(8.3)	(1.6)
Net Cash Used for Financing Activities	(434.3)	(36.6)	(303.6)
Effect of Exchange Rate Changes on Cash	6.3	3.7	3.1
(Decrease) Increase in Cash and Cash Equivalents	(86.4)	122.8	(8.2)
Cash and Cash Equivalents—Beginning of Year	359.1	236.3	244.5
Cash and Cash Equivalents—End of Year	$272.7	$359.1	$236.3
Supplemental Information
Interest paid (net of amounts capitalized)	$45.2	$38.2	$37.3
Income taxes paid	71.1	76.3	48.8
Property, plant and equipment acquired through capital leases	1.1	2.4	4.3

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Changes in Equity

(Amounts in millions, except per share data)	Common Stock		Additional Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock		Non-controlling Interest	Total Equity
	Shares	Amount				Shares	Amount
Balance, December 31, 2010	198.8	$2.0	$463.2	$2,033.3	$101.8	(52.6)	$(1,093.0)	$17.1	$1,524.4
Net earnings	—	—	—	156.4	—	—	—	—	156.4
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(3.1)	—	—	—	3.1	—
Dividends declared (A)	—	—	4.0	(159.2)	—	—	—	—	(155.2)
Treasury stock purchased	—	—	—	—	—	(10.1)	(230.1)	—	(230.1)
Treasury stock issued	—	—	(32.6)	—	—	3.3	68.8	—	36.2
Foreign currency translation adjustments	—	—	—	—	(3.5)	—	—	.7	(2.8)
Cash flow hedges, net of tax	—	—	—	—	(22.9)	—	—	—	(22.9)
Defined benefit pension plans, net of tax	—	—	—	—	(10.2)	—	—	—	(10.2)
Stock options and benefit plan transactions, net of tax	—	—	32.9	—	—	—	—	—	32.9
Acquisition of noncontrolling interest	—	—	(10.6)	—	—	—	—	(10.4)	(21.0)
Balance, December 31, 2011	198.8	$2.0	$456.9	$2,027.4	$65.2	(59.4)	$(1,254.3)	$10.5	$1,307.7
Net earnings	—	—	—	250.5	—	—	—	—	250.5
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(2.3)	—	—	—	2.3	—
Dividends declared (A)	—	—	5.5	(166.0)	—	—	—	—	(160.5)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(5.2)	(5.2)
Treasury stock purchased	—	—	—	—	—	(2.0)	(51.8)	—	(51.8)
Treasury stock issued	—	—	(32.1)	—	—	4.7	99.4	—	67.3
Foreign currency translation adjustments	—	—	—	—	15.9	—	—	.1	16.0
Cash flow hedges, net of tax	—	—	—	—	(4.0)	—	—	—	(4.0)
Defined benefit pension plans, net of tax	—	—	—	—	(6.1)	—	—	—	(6.1)
Stock options and benefit plan transactions, net of tax	—	—	28.3	—	—	—	—	—	28.3
Balance, December 31, 2012	198.8	$2.0	$458.6	$2,109.6	$71.0	(56.7)	$(1,206.7)	$7.7	$1,442.2
Net earnings	—	—	—	199.7	—	—	—	—	199.7
(Earnings) attributable to noncontrolling interest, net of tax	—	—	—	(2.4)	—	—	—	2.4	—
Dividends declared (A)	—	—	3.5	(170.5)	—	—	—	—	(167.0)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(2.4)	(2.4)
Treasury stock purchased	—	—	—	—	—	(5.9)	(183.6)	—	(183.6)
Treasury stock issued	—	—	(12.8)	—	—	3.2	69.6	—	56.8
Foreign currency translation adjustments	—	—	—	—	(5.2)	—	—	.2	(5.0)
Cash flow hedges, net of tax	—	—	—	—	2.0	—	—	—	2.0
Defined benefit pension plans, net of tax	—	—	—	—	26.7	—	—	—	26.7
Stock options and benefit plan transactions, net of tax	—	—	29.8	—	—	—	—	—	29.8
Balance, December 31, 2013	198.8	$2.0	$479.1	$2,136.4	$94.5	(59.4)	$(1,320.7)	$7.9	$1,399.2
______________________________

(A) – Cash dividends declared (per share: 2013—$1.18; 2012—$1.14; 2011—$1.10)

The accompanying notes are an integral part of these financial statements.

Exhibit 99.4

Leggett & Platt, Incorporated

Notes to Consolidated Financial Statements

(Dollar amounts in millions, except per share data)

December 31, 2013, 2012 and 2011

A—Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Leggett & Platt, Incorporated and its majority-owned subsidiaries (“we” or “our”). Management does not expect foreign exchange restrictions to significantly impact the ultimate realization of amounts consolidated in the accompanying financial statements for subsidiaries located outside the United States. All intercompany transactions and accounts have been eliminated in consolidation.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingencies. Legal costs are accrued when a loss is probable and reasonably estimable. If a range of outcomes are possible, the most likely outcome is used to accrue these costs. Any insurance recovery is recorded separately if it is determined that a recovery is probable. Legal fees are accrued when incurred.

CASH EQUIVALENTS: Cash equivalents include cash in excess of daily requirements which is invested in various financial instruments with original maturities of three months or less.

TRADE AND OTHER RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS: Trade receivables are recorded at the invoiced amount and generally do not bear interest. Credit is also occasionally extended in the form of a note receivable to facilitate our customers’ operating cycles. Other notes receivable are established in special circumstances, such as in partial payment for the sale of a business. Other notes receivable generally bear interest at market rates commensurate with the corresponding credit risk on the date of origination.

The allowance for doubtful accounts is an estimate of the amount of probable credit losses. Interest income is not recognized for accounts that are placed on nonaccrual status. Allowances and nonaccrual status designations are determined by individual account reviews by management, and are based on several factors such as the length of time that receivables are past due, the financial health of the companies involved, industry and macroeconomic considerations, and historical loss experience. Interest income is recorded on the date of cash receipt for nonaccrual status accounts. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

INVENTORIES: All inventories are stated at the lower of cost or market. We generally use standard costs which include materials, labor and production overhead at normal production capacity. The cost for approximately 50% of our inventories is determined by the last-in, first-out (LIFO) method and is primarily used to value domestic inventories with raw material content consisting of steel, wire, chemicals and foam scrap. For the remainder of the inventories, we principally use the first-in, first-out (FIFO) method, which is representative of our standard costs. For these inventories, the FIFO cost for the periods presented approximated expected replacement cost.

Inventories are reviewed at least quarterly for slow-moving and potentially obsolete items using actual inventory turnover, and if necessary, are written down to estimated net realizable value. We have had no material changes in inventory writedowns or slow-moving and obsolete inventory reserves in any of the years presented.

DIVESTITURES: Significant accounting policies associated with a decision to dispose of a business are discussed below:

Discontinued Operations—A business is classified as a discontinued operation when (i) the operations and cash flows of the business can be clearly distinguished and have been or will be eliminated from our ongoing operations; (ii) the business has either been disposed of or is classified as held for sale; and (iii) we will not have any significant continuing involvement in the operations of the business after the disposal transactions. Significant judgments are involved in determining whether a business meets the criteria for discontinued operations reporting and the period in which these criteria are met.

If a business is reported as a discontinued operation, the results of operations through the date of sale, including any gain or loss recognized on the disposition, are presented on a separate line of the income statement. Interest on debt directly attributable to the discontinued operation is allocated to discontinued operations. Gains and losses related to the sale of

Exhibit 99.4

businesses that do not meet the discontinued operation criteria are reported in continuing operations and separately disclosed if significant.

Assets Held for Sale—An asset or business is classified as held for sale when (i) management commits to a plan to sell and it is actively marketed; (ii) it is available for immediate sale and the sale is expected to be completed within one year; and (iii) it is unlikely significant changes to the plan will be made or that the plan will be withdrawn. In isolated instances, assets held for sale may exceed one year due to events or circumstances beyond our control. Upon being classified as held for sale, the recoverability of the carrying value must be assessed. Evaluating the recoverability of the assets of a business classified as held for sale follows a defined order in which property and intangible assets subject to amortization are considered only after the recoverability of goodwill and other assets are assessed. After the valuation process is completed, the assets held for sale are reported at the lower of the carrying value or fair value less cost to sell, and the assets are no longer depreciated or amortized. An impairment charge is recognized if the carrying value exceeds the fair value less cost to sell. The assets and related liabilities are aggregated and reported on separate lines of the balance sheet.

Assets Held for Use—If a decision to dispose of an asset or a business is made and the held for sale criteria are not met, it is considered held for use. Assets of the business are evaluated for recoverability in the following order: (i) assets other than goodwill, property and intangibles; (ii) property and intangibles subject to amortization; and (iii) goodwill. In evaluating the recoverability of property and intangible assets subject to amortization, the carrying value is first compared to the sum of the undiscounted cash flows expected to result from the use and eventual disposition. If the carrying value exceeds the undiscounted expected cash flows, then a fair value analysis is performed. An impairment charge is recognized if the carrying value exceeds the fair value.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost, less accumulated depreciation. Assets are depreciated by the straight-line method and salvage value, if any, is assumed to be minimal. The table below presents the depreciation periods of the estimated useful lives of our property, plant and equipment. Accelerated methods are used for tax purposes.

	Useful Life Range	Weighted Average Life
Machinery and equipment	3-20 years	10 years
Buildings	10-40 years	28 years
Other items	3-15 years	8 years

Property is reviewed for recoverability at year end and whenever events or changes in circumstances indicate that its carrying value may not be recoverable as discussed above.

GOODWILL: Goodwill results from the acquisition of existing businesses and is not amortized; it is assessed for impairment annually and as triggering events may occur. We perform our annual review in the second quarter of each year. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. Our reporting units are the 10 business groups one level below the operating segment level for which discrete financial information is available and reviewed by segment management.

If the carrying value of the group exceeds its fair value, the second step of the process is necessary and involves a comparison of the implied fair value and the carrying value of the goodwill of that group. If the carrying value of the goodwill of a group exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair values of the business groups. In making this assessment, we estimate the fair market values of our reporting units using a discounted cash flow model and comparable market values for similar entities using price-to-earnings ratios. Key assumptions and estimates used in the cash flow model include discount rate, sales growth, margins, capital expenditure requirements, and working capital requirements. Recent performance of the group is an important factor, but not the only factor, in our assessment. There are inherent assumptions and judgments required in the analysis of goodwill impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

OTHER INTANGIBLE ASSETS: Substantially all other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment using a process similar to that used in evaluating the recoverability of property, plant and equipment.

Exhibit 99.4

	Useful Life Range	Weighted Average Life
Other intangible assets	1-40 years	15 years

STOCK-BASED COMPENSATION: The cost of employee services received in exchange for all equity awards granted is based on the fair market value of the award as of the grant date. Expense is recognized net of an estimated forfeiture rate using the straight line method over the vesting period of the award.

SALES RECOGNITION: We recognize sales when title and risk of loss pass to the customer. The terms of our sales are split approximately evenly between FOB shipping point and FOB destination. The timing of our recognition of FOB destination sales is determined based on shipping date and distance to the destination. We have no significant or unusual price protection, right of return or acceptance provisions with our customers. Sales allowances, discounts and rebates can be reasonably estimated throughout the period and are deducted from sales in arriving at net sales.

SHIPPING AND HANDLING FEES AND COSTS: Shipping and handling costs are included as a component of “Cost of goods sold.”

RESTRUCTURING COSTS: Restructuring costs are items such as employee termination, contract termination, plant closure and asset relocation costs related to exit activities. Restructuring-related items are inventory writedowns and gains or losses from sales of assets recorded as the result of exit activities. We recognize a liability for costs associated with an exit or disposal activity when the liability is incurred. Certain termination benefits for which employees are required to render service are recognized ratably over the respective future service periods.

INCOME TAXES: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and laws, as appropriate. A valuation allowance is provided to reduce deferred tax assets when management cannot conclude that it is more likely than not that a tax benefit will be realized. A provision is also made for incremental taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely invested.

The calculation of our U.S., state, and foreign tax liabilities involves dealing with uncertainties in the application of complex global tax laws. We recognize potential liabilities for anticipated tax issues which might arise in the U.S. and other tax jurisdictions based on management’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. Conversely, if the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to tax expense would result.

CONCENTRATION OF CREDIT RISKS, EXPOSURES AND FINANCIAL INSTRUMENTS: We manufacture, market, and distribute engineered products for the various end markets described in Note F. Our operations are principally located in the United States, although we also have operations in China, Europe, Canada, Mexico and other various countries.

We maintain allowances for potential credit losses. We perform ongoing credit evaluations of our customers’ financial conditions and generally require no collateral from our customers, some of which are highly leveraged. Management also monitors the financial condition and status of other notes receivable. Other notes receivable primarily consist of notes accepted as partial payment for the divestiture of a business. Some of these companies are highly leveraged and the notes are not fully collateralized.

We have no material guarantees or liabilities for product warranties which require disclosure.

From time to time, we will enter into contracts to hedge foreign currency denominated transactions, natural gas purchases, and interest rates related to our debt. To minimize the risk of counterparty default, only highly-rated financial institutions that meet certain requirements are used. We do not anticipate that any of the financial institution counterparties will default on their obligations.

The carrying value of cash and short-term financial instruments approximates fair value due to the short maturity of those instruments.

Exhibit 99.4

OTHER RISKS: Although we obtain insurance for workers’ compensation, automobile, product and general liability, property loss and medical claims, we have elected to retain a significant portion of expected losses through the use of deductibles. Accrued liabilities include estimates for unpaid reported claims and for claims incurred but not yet reported. Provisions for losses are recorded based upon reasonable estimates of the aggregate liability for claims incurred utilizing our prior experience and information provided by our third-party administrators and insurance carriers.

DERIVATIVE FINANCIAL INSTRUMENTS: We utilize derivative financial instruments to manage market and financial risks related to interest rates, foreign currency and commodities. We seek to use derivative contracts that qualify for hedge accounting treatment; however some instruments that economically manage currency risk may not qualify for hedge accounting treatment. It is our policy not to speculate using derivative instruments.

Under hedge accounting, we formally document our hedge relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for entering into the hedge transaction. The process includes designating derivative instruments as hedges of specific assets, liabilities, firm commitments or forecasted transactions. We also formally assess both at inception and on a quarterly basis thereafter, whether the derivatives used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If it is determined that a derivative ceases to be highly effective, deferred gains or losses are recorded in the Consolidated Statements of Operations.

On the date the contract is entered into, we designate the derivative as one of the following types of hedging instruments and account for it as follows:

Cash Flow Hedge—The hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability or anticipated transaction is designated as a cash flow hedge. The effective portion of the change in fair value is recorded in accumulated other comprehensive income. When the hedged item impacts the income statement, the gain or loss included in other comprehensive income is reported on the same line of the Consolidated Statements of Operations as the hedged item to match the gain or loss on the derivative to the gain or loss on the hedged item. Any ineffective portion of the changes in the fair value is immediately reported in the Consolidated Statements of Operations on the same line as the hedged item. Settlements associated with the sale or production of product are presented in operating cash flows and settlements associated with debt issuance are presented in financing cash flows.

Fair Value Hedge—The hedge of a recognized asset or liability or an unrecognized firm commitment is designated as a fair value hedge. For fair value hedges, both the effective and ineffective portions of the changes in fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings and reported in the Consolidated Statements of Operations on the same line as the hedged item. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

FOREIGN CURRENCY TRANSLATION: The functional currency for most foreign operations is the local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income and expense accounts using monthly average exchange rates. The cumulative effects of translating the functional currencies into the U.S. dollar are included in comprehensive income.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to the 2013 presentation, primarily in the Consolidated Statements of Operations and all related notes in which prior periods have been retrospectively adjusted to reflect the reclassification of certain operations to discontinued operations (See Note B).

NEW ACCOUNTING GUIDANCE: The FASB has issued accounting guidance effective for current and future periods. This guidance did not have a material impact on our current financial statements, and we do not believe it will have a material impact on our future financial statements.

B—Discontinued Operations

During 2014 we engaged an investment banker and began exploring strategic alternatives regarding the Store Fixtures reporting unit, including the possibility of divestiture of this business. All of the criteria to classify this unit as held for sale and discontinued operations were met during 2014's third quarter. Store Fixtures was previously part of the Commercial Fixturing and Components Segment. As a result, the operations have been classified as discontinued operations, net of income taxes, in the Consolidated Statements of Operations for all periods presented. The footnotes have been retrospectively adjusted to present the information for continuing operations only, unless otherwise noted.

Exhibit 99.4

In the second quarter of 2013 we exited three small operations:

•
We closed our final location that produced wire dishwasher racks, thereby discontinuing that line of business. This operation, which was previously in our Industrial Materials segment, was part of a restructuring plan that began in the fourth quarter of 2011 as discussed in Note D. We also incurred impairment charges related to these operations in 2011 and 2012 as discussed in Note C. Tax benefits related to this business were recorded in the second quarters of both 2012 and 2013.

•
We divested the specialty trailers portion of the Commercial Vehicle Products (CVP) unit. This branch was previously part of the Specialized Products segment. No significant gains or losses were realized on the sale of this business.

•
We closed a cotton-based erosion control products operation that was previously part of the Industrial Materials segment. Charges of $1.9 were recorded in the second quarter of 2013 to reflect estimates of fair value less costs to sell, including $1.5 of fixed asset impairments as discussed in Note C.

The table below includes activity related to these operations:

	Year Ended
	2013	2012	2011
External sales:
Commercial Fixturing & Components - Store Fixtures	$268.8	$291.6	$315.7
Industrial Materials:
Wire dishwasher racks	4.1	11.1	11.5
Cotton-based erosion control products	.1	.1	.1
Specialized Products - the specialty trailers portion of the CVP unit	.5	3.5	5.5
Total external sales	$273.5	$306.3	$332.8
Earnings (loss):
Commercial Fixturing & Components - Store Fixtures	10.2	19.0	(.5)
Industrial Materials:
Wire dishwasher racks	1.0	(.1)	(25.3)
Cotton-based erosion control products	(3.1)	(1.2)	(1.8)
Specialized Products - the specialty trailers portion of the CVP unit	(.7)	(.8)	(.4)
Subsequent activity related to divestitures completed prior to 2011 (1)	.5	3.9	—
Earnings (loss) before interest and income taxes	7.9	20.8	(28.0)
Interest expense	—	—	(.2)
Income tax benefit (expense) (2)	5.5	(2.1)	11.7
Earnings (loss) from discontinued operations, net of tax	$13.4	$18.7	$(16.5)
______________________________

(1)
Subsequent activity for businesses divested in prior years has been reported as discontinued operations in the table above, including a cash litigation settlement received in 2012 associated with our former Prime Foam Products unit. This unit was sold in March 2007 and was previously part of the Residential Furnishings segment.

(2)	2013 and 2012 tax amounts include benefits related to a worthless stock deduction and the excess outside tax basis of the subsidiary that produced wire dishwasher racks.

C—Impairment Charges

Pre-tax impact of impairment charges is summarized in the following table.

Asset impairments associated with continuing operations are reported on the Statements of Operations in “Impairment of goodwill” and "Other (income) expense, net." Charges associated with discontinued operations are reported on the Statements of Operations in “Earnings (loss) from discontinued operations, net of tax.”

Exhibit 99.4

	Year Ended
		2013		2012	2011
	Goodwill Impairment	Other Long-Lived Asset Impairments	Total Impairments	Other Long-Lived Asset Impairments	Other Long-Lived Asset Impairments
Continuing operations:
Residential Furnishings	$—	$.8	$.8	$.1	$5.6
Industrial Materials	—	—	—	.6	1.8
Specialized Products:
CVP unit	63.0	—	63.0	—	2.0
Other units	—	—	—	.1	5.2
Total continuing operations	63.0	.8	63.8	.8	14.6
Discontinued operations:
Commercial Fixturing & Components - Store Fixtures	—	—	—	—	1.5
Industrial Materials
Cotton-based erosion control products	—	1.5	1.5	—	—
Wire dishwasher racks	—	—	—	.9	18.8
Subsequent activity related to divestitures completed prior to 2011	—	.1	.1	—	—
Total discontinued operations	—	1.6	1.6	.9	20.3
Total impairment charges	$63.0	$2.4	$65.4	$1.7	$34.9

Other Long-Lived Assets

As discussed in Note A, other long-lived assets are reviewed for recoverability at year end and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

In December 2011, management approved the 2011 Restructuring Plan which primarily related to the closure of four underperforming facilities and resulted in impairment charges of $31.2 ($19.0 for intangibles and $12.2 for fixed assets). In 2012, approximately $1.2 of fixed asset impairments were related to this plan. We also incurred restructuring and restructuring-related charges associated with this plan as discussed in Note D. This plan included facilities that are now reported within discontinued operations as discussed in Note B: (i) operations that produced wire dishwasher racks, the final location of which was closed in second quarter of 2013 and (ii) a facility that produced store fixtures.

Goodwill

Goodwill is required to be tested for impairment at least once a year and as triggering events occur. We perform our annual goodwill impairment review in the second quarter of each year as discussed in Note A.

Fair value of reporting units is determined using a combination of two valuation methods: a market approach and an income approach. Each method is generally given equal weight in determining the fair value assigned to each reporting unit. Absent an indication of fair value from a potential buyer or similar specific transaction, we believe that the use of these two methods provides a reasonable estimate of a reporting unit’s fair value. Assumptions common to both methods are operating plans and economic projections, which are used to project future revenues, earnings, and after-tax cash flows for each reporting unit. These assumptions are applied consistently for both methods.

The market approach estimates fair value by first determining price-to-earnings ratios for comparable publicly-traded companies with similar characteristics of the reporting unit. The price-to-earnings ratio for comparable companies is based upon current enterprise value compared to projected earnings for the next two years. The enterprise value is based upon current market capitalization and includes a 25% control premium. Projected earnings are based upon market analysts’ projections. The earnings ratios are applied to the projected earnings of the comparable reporting unit to estimate fair value. Management believes this approach is appropriate because it provides a fair value estimate using multiples from entities with operations and economic characteristics comparable to our reporting units.

Exhibit 99.4

 The income approach is based on projected future (debt-free) cash flow that is discounted to present value using factors that consider the timing and risk of future cash flows. Management believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. Discounted cash flow projections are based on 10-year financial forecasts developed from operating plans and economic projections noted above, sales growth, estimates of future expected changes in operating margins, terminal value growth rates, future capital expenditures and changes in working capital requirements.

If a triggering event occurs, special consideration is given to the new circumstances when determining the fair value of the impacted reporting unit.

Goodwill Impairment Reviews

The goodwill impairment reviews performed in June of each year presented indicated no goodwill impairments.

During 2013, we began considering strategic alternatives for our CVP unit, including possible divestiture of the business. Potential buyers' initial indications of value received during the second and third quarters were reasonably consistent with our fair value estimates used for the annual goodwill impairment test performed in June 2013. During 2013's fourth quarter, performance of the business deteriorated. It became apparent in December 2013 that current market values for CVP's assets had fallen below recorded book values. This decline in market values of the assets resulted from lower expectations of future revenue and profitability, reflecting reduced market demand for the racks, shelving, and cabinets used in telecom, cable and delivery vans.

The events of the fourth quarter were considered a triggering event, which required us to perform an impairment review. Because the held for sale criteria for the CVP unit was not met, it was evaluated for impairment in December under the held for use model. No long-lived asset impairments (excluding goodwill) were indicated during the fourth quarter review. However, we also evaluated the remaining useful life for the intangibles resulting in accelerated amortization of $3.8 in the fourth quarter for selected CVP customer-related intangibles.

We determined fair value for the first step of the interim goodwill impairment test based upon market multiples of comparable publicly-traded companies with similar characteristics as well as multiples derived from offers received during potential sale negotiations. These multiples were applied to lower profitability estimates, which was the result of CVP's fourth quarter business deterioration. Because fair value had fallen below recorded book values, we performed the second step of the test which requires a fair value assessment of all assets and liabilities of the reporting unit to calculate an implied goodwill amount, and a $63.0 goodwill impairment charge was recognized in the fourth quarter of 2013.

Reporting units’ fair values in relation to their respective carrying values and significant assumptions used in 2013 are presented in the table below. The 10-25% category below includes information for one reporting unit (Store Fixtures). The fair value of this unit exceeded its book value by 18% at the June 30, 2013 impairment review date. If actual results differ from estimates used in these calculations, we could incur future impairment charges.

Percentage of Fair Value in Excess of Carrying Value	December 31, 2013 Goodwill Value	10-year Compound Annual Growth Rate Range	Terminal Values Long- term Growth Rate	Discount Rate Ranges
10-25%	$108.6	3.3%	3.0%	10.5%
25%+ (1)	818.2	1.5% - 5.0%	3.0%	8.0% - 10.0%
	$926.8	1.5% - 5.0%	3.0%	8.0% -10.5%
______________________________

(1) Includes $13.0 book value of CVP goodwill remaining after the 2013 fourth quarter impairment.

D—Restructuring

We have historically implemented various cost reduction initiatives to improve our operating cost structures. These cost initiatives have, among other actions, included workforce reductions and the closure or consolidation of certain operations. Our total restructuring-related costs for the three years ended December 31 were comprised of:

Exhibit 99.4

	Year Ended December 31
	2013	2012	2011
Continuing operations:
Charged to other (income) expense, net:
Severance and other restructuring costs	$2.1	$3.2	$4.0
(Gain) loss from sale of assets	(.2)	.3	(.1)
Inventory obsolescence charged to cost of goods sold	—	—	1.2
Total continuing operations	1.9	3.5	5.1
Discontinued operations (reported on the Statements of Operations in “Earnings (loss) from discontinued operations, net of tax”):	(.3)	2.2	4.8
Total restructuring and restructuring-related costs	$1.6	$5.7	$9.9

2011 Restructuring Plan

In December 2011, we adopted the 2011 Restructuring Plan which included the closure of four underperforming manufacturing facilities.

The following table contains information, by segment, regarding the amount of each major type of restructuring-related cost incurred in connection with the exit activities.

	Restructuring Charges 2013	(Gain)/Loss on Sale of Assets 2013	Total Amount Incurred in 2013	Total Amount Incurred in 2012 (2)	Total Amount Incurred in 2011 (3)	Total Amount Incurred To Date
Continuing operations:
Residential Furnishings	$.8	$—	$.8	$.5	$.5	$1.8
Industrial Materials	—	—	—	.5	.5	1.0
Total continuing operations (1)	.8	—	.8	1.0	1.0	2.8
Discontinued operations:
Commercial Fixturing & Components - Store Fixtures	—	(.1)	(.1)	.9	1.2	2.0
Industrial Materials - Wire dishwasher racks	(.1)	—	(.1)	.3	.6	.8
Total discontinued operations	(.1)	(.1)	(.2)	1.2	1.8	2.8
Total	$.7	$(.1)	$.6	$2.2	$2.8	$5.6
______________________________
The above table includes cash charges incurred to date of $4.4.

(1)	Restructuring charges are reported on the Statements of Operations in “Other (income) expense, net.”

(2)	The 2012 charges consist of $2.5 of restructuring charges and ($.3) of (gain)/loss on sale of assets.

(3)	The 2011 charges consist of $1.2 of restructuring charges and $1.6 of inventory obsolescence.

The accrued liability associated with the 2011 Restructuring Plan consisted of the following:

	Balance at December 31, 2011	2012 Charges	2012 Payments	Balance at December 31, 2012	2013 Charges	2013 Payments	Balance at December 31, 2013
Termination benefits	$.9	$.7	$1.3	$.3	$(.1)	$.2	$—
Contract termination costs	—	.1	.1	—	—	—	—
Other restructuring costs	.3	1.7	1.9	.1	.8	.9	—
	$1.2	$2.5	$3.3	$.4	$.7	$1.1	$—

We also incurred impairment costs associated with this plan as discussed in Note C. These exit activities were substantially complete by the end of 2012 and no additional significant costs related to the plan are expected.

Exhibit 99.4

Other Initiatives

Apart from the 2011 Restructuring Plan, we have implemented various cost reduction initiatives over the last three years to improve our operating cost structures. None of these actions have individually resulted in a material charge to earnings. Total costs associated with these other initiatives have had the following impact on our financial statements:

	Year Ended December 31
	2013	2012	2011
Continuing operations:
Charged to other (income) expense, net:
Severance and other restructuring costs	$1.3	$2.2	$3.0
(Gain) loss from sale of assets	(.2)	.3	(.1)
Inventory obsolescence charged to cost of goods sold	—	—	1.2
Total continuing operations	1.1	2.5	4.1
Discontinued operations:
Severance and other restructuring costs	.3	2.8	2.3
Gain from sale of assets	(.4)	(1.8)	—
Inventory obsolescence charged to cost of goods sold	—	—	.7
Total discontinued operations	(.1)	1.0	3.0
Total of other initiatives	$1.0	$3.5	$7.1
Portion of total that represents cash charges	$1.6	$5.0	$5.3

Restructuring and restructuring-related charges (income) by segment for the other initiatives were as follows:

	Year Ended December 31
	2013	2012	2011
Continuing operations:
Residential Furnishings	$.9	$1.8	$2.9
Industrial Materials	(.1)	.1	1.1
Specialized Products	.3	.6	.1
Total continuing operations	1.1	2.5	4.1
Discontinued operations	(.1)	1.0	3.0
Total	$1.0	$3.5	$7.1

The accrued liability associated with the other initiatives consisted of the following:

	Balance at December 31, 2011	2012 Charges	2012 Payments	Balance at December 31, 2012	2013 Charges	2013 Payments	Balance at December 31, 2013
Termination benefits	$.5	$1.6	$1.3	$.8	$.4	$1.1	$.1
Contract termination costs	.6	1.1	1.1	.6	.1	.7	—
Other restructuring costs	.6	2.3	2.6	.3	1.1	.7	.7
	$1.7	$5.0	$5.0	$1.7	$1.6	$2.5	$.8

Exhibit 99.4

E—Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill are as follows:

	Residential Furnishings	Commercial Fixturing & Components	Industrial Materials	Specialized Products	Total
Net goodwill as of January 1, 2012	$387.4	$200.1	$67.5	$271.6	$926.6
Additions for current year acquisitions	—	—	60.2	—	60.2
Adjustments to prior year acquisitions	—	—	—	—	—
Reductions for sale of business	—	(2.5)	—	—	(2.5)
Foreign currency translation adjustment/other	2.6	1.8	.1	2.7	7.2
Net goodwill as of December 31, 2012	390.0	199.4	127.8	274.3	991.5
Additions for current year acquisitions	—	—	6.1	—	6.1
Adjustments to prior year acquisitions	—	—	(.4)	—	(.4)
Reductions for sale of business	—	—	—	(.3)	(.3)
Impairment charge (1)	—	—	—	(63.0)	(63.0)
Foreign currency translation adjustment/other	(3.9)	(2.9)	.7	(1.0)	(7.1)
Net goodwill as of December 31, 2013	$386.1	$196.5	$134.2	$210.0	$926.8

Net goodwill as of December 31, 2013 is comprised of:
Gross goodwill	386.1	339.1	134.2	273.0	1,132.4
Accumulated impairment losses	—	(142.6)	—	(63.0)	(205.6)
Net goodwill as of December 31, 2013	$386.1	$196.5	$134.2	$210.0	$926.8

(1) In the fourth quarter of 2013, we recorded a goodwill impairment charge of $63.0 related to the CVP unit as outlined in Note C.

Exhibit 99.4

The gross carrying amount and accumulated amortization by major amortized intangible asset class and intangible assets acquired during the period presented included in "Other intangibles" on the Consolidated Balance Sheets are as follows:

	Debt Issue Costs	Patents and Trademarks	Non-compete Agreements	Customer- Related Intangibles	Supply Agreements and Other	Total
2013
Gross carrying amount	$9.5	$53.8	$7.7	$221.9	$24.9	$317.8
Accumulated amortization	5.5	28.2	5.2	63.9	11.6	114.4
Net other intangibles as of December 31, 2013	$4.0	$25.6	$2.5	$158.0	$13.3	$203.4

Acquired during 2013:
Acquired related to business acquisitions	$—	$.7	$.5	$9.7	$1.4	$12.3
Acquired outside business acquisitions	—	1.6	—	5.9	5.3	12.8
Total acquired in 2013	$—	$2.3	$.5	$15.6	$6.7	$25.1

Weighted average amortization period in years for items acquired in 2013	0.0	16.3	4.8	9.6	6.1	9.2

2012
Gross carrying amount	$10.9	$53.3	$12.3	$236.9	$22.0	$335.4
Accumulated amortization	5.9	27.1	9.2	75.1	11.8	129.1
Net other intangibles as of December 31, 2012	$5.0	$26.2	$3.1	$161.8	$10.2	$206.3

Acquired during 2012:
Acquired related to business acquisitions	$—	$3.2	$.1	$104.5	$2.0	$109.8
Acquired outside business acquisitions	2.3	1.2	—	—	3.1	6.6
Total acquired in 2012	$2.3	$4.4	$.1	$104.5	$5.1	$116.4

Weighted average amortization period in years for items acquired in 2012	10.0	5.0	3.2	16.1	9.9	15.3

Estimated amortization expense for items included in our December 31, 2013 balance sheet in each of the next five years is as follows:

Year ended December 31
2014	$22
2015	21
2016	20
2017	18
2018	16

F—Segment Information

We have four operating segments that supply a wide range of products:

•	Residential Furnishings—components for bedding, furniture and other furnishings, as well as related consumer products

•	Commercial Fixturing & Components—components for office and institutional furnishings

•	Industrial Materials—drawn steel wire, specialty wire products, titanium and nickel tubing for the aerospace industry and welded steel tubing

•	Specialized Products—automotive seating components, specialized machinery and equipment, and commercial vehicle interiors

Exhibit 99.4

Our reportable segments are the same as our operating segments, which also correspond with our management organizational structure. Each reportable segment has a senior operating vice-president that reports to the chief operating officer. The chief operating officer in turn reports directly to the chief operating decision maker. The operating results and financial information reported through the segment structure are regularly reviewed and used by the chief operating decision maker to evaluate segment performance, allocate overall resources and determine management incentive compensation.

Separately, we also utilize a role-based approach (Grow, Core, Fix or Divest) as a supplemental management tool to ensure capital (which is a subset of the overall resources referred to above) is efficiently allocated within the reportable segment structure.

The accounting principles used in the preparation of the segment information are the same as those used for the consolidated financial statements, except that the segment assets and income reflect the FIFO basis of accounting for inventory. Certain inventories are accounted for using the LIFO basis in the consolidated financial statements. We evaluate performance based on earnings from operations before interest and income taxes (EBIT). Intersegment sales are made primarily at prices that approximate market-based selling prices. Centrally incurred costs are allocated to the segments based on estimates of services used by the segment. Certain of our general and administrative costs and miscellaneous corporate income and expenses are allocated to the segments based on sales. These allocated corporate costs include depreciation and other costs and income related to assets that are not allocated or otherwise included in the segment assets.

A summary of segment results for the periods presented are shown in the following tables.

	Year Ended December 31
	External Sales	Inter- Segment Sales	Total Sales	EBIT From Continuing Operations
2013
Residential Furnishings	$1,944.0	$23.0	$1,967.0	$169.4
Commercial Fixturing & Components	182.5	4.0	186.5	10.7
Industrial Materials	612.8	231.0	843.8	71.3
Specialized Products	737.9	52.5	790.4	26.2
Intersegment eliminations				.9
Adjustment to LIFO method				(3.9)
	$3,477.2	$310.5	$3,787.7	$274.6
2012
Residential Furnishings	$1,895.0	$8.8	$1,903.8	$152.2
Commercial Fixturing & Components	186.7	3.8	190.5	15.0
Industrial Materials	621.7	249.4	871.1	65.1
Specialized Products	711.1	45.9	757.0	86.1
Intersegment eliminations				(6.8)
Adjustment to LIFO method				12.8
	$3,414.5	$307.9	$3,722.4	$324.4
2011
Residential Furnishings	$1,827.8	$8.6	$1,836.4	$134.2
Commercial Fixturing & Components	186.7	3.9	190.6	20.5
Industrial Materials	605.1	242.2	847.3	54.1
Specialized Products	683.6	47.1	730.7	76.0
Intersegment eliminations				(7.0)
Adjustment to LIFO method				(12.0)
	$3,303.2	$301.8	$3,605.0	$265.8

Average assets for our segments are shown in the table below and reflect the basis for return measures used by management to evaluate segment performance. These segment totals include working capital (all current assets and current

Exhibit 99.4

liabilities) plus net property, plant and equipment. Segment assets for all years are reflected at their estimated average for the year. Acquired companies’ long-lived assets as disclosed below include property, plant and equipment and other long-term assets.

	Year Ended December 31
	Assets	Additions to Property, Plant and Equipment	Acquired Companies’ Long-Lived Assets	Depreciation And Amortization
2013
Residential Furnishings	$586.5	$36.5	$.6	$47.2
Commercial Fixturing & Components	48.7	1.5	—	3.7
Industrial Materials	248.0	12.6	31.0	21.8
Specialized Products	225.0	26.7	3.3	27.7
Other (1)	96.2	1.1	—	6.1
Average current liabilities included in segment numbers above	460.6	—	—	—
Unallocated assets (2)	1,492.4	2.2	—	16.1
Difference between average assets and year-end balance sheet	(49.3)	—	—	—
	$3,108.1	$80.6	$34.9	$122.6
2012
Residential Furnishings	$602.9	$22.5	$12.9	$46.4
Commercial Fixturing & Components	51.1	2.0	—	4.3
Industrial Materials	237.1	14.3	182.4	22.8
Specialized Products	225.4	23.4	—	24.6
Other (1)	116.2	3.2	—	7.6
Average current liabilities included in segment numbers above	440.7	—	—	—
Unallocated assets (2)	1,678.2	5.6	—	13.3
Difference between average assets and year-end balance sheet	(96.7)	—	—	—
	$3,254.9	$71.0	$195.3	$119.0
2011
Residential Furnishings	$624.1	$34.6	$3.0	$51.2
Commercial Fixturing & Components	53.1	1.6	—	4.7
Industrial Materials	202.7	18.1	—	12.7
Specialized Products	224.5	16.1	—	26.8
Other (1)	140.5	2.5	—	11.5
Average current liabilities included in segment numbers above	417.7		—	—
Unallocated assets (2)	1,347.9	2.1	—	10.0
Difference between average assets and year-end balance sheet	(95.4)	—	—	—
	$2,915.1	$75.0	$3.0	$116.9
______________________________

(1)	Businesses sold or classified as discontinued operations during the years presented.

(2)
Unallocated assets consist primarily of goodwill, other intangibles, cash and deferred tax assets. Unallocated depreciation and amortization consists primarily of depreciation of nonoperating assets and amortization of debt issue costs.

Exhibit 99.4

Revenues from external customers, by product line, are as follows:

	Year Ended December 31
	2013	2012	2011
Residential Furnishings
Bedding group	$660.9	$657.6	$667.2
Furniture group	673.2	676.9	633.6
Fabric & Carpet Underlay group	609.9	560.5	527.0
	1,944.0	1,895.0	1,827.8
Commercial Fixturing & Components
Office Furniture Components group	182.5	186.7	186.7
	182.5	186.7	186.7
Industrial Materials
Wire group	428.0	457.9	518.3
Tubing group	184.8	163.8	86.8
	612.8	621.7	605.1
Specialized Products
Automotive group	502.7	463.5	428.7
Commercial Vehicle Products group	109.0	137.7	132.9
Machinery group	126.2	109.9	122.0
	737.9	711.1	683.6
	$3,477.2	$3,414.5	$3,303.2

Our principal operations outside of the United States are presented in the following geographic information, based on the area of manufacture.

	Year Ended December 31
	2013	2012	2011
External sales
United States	$2,449.9	$2,430.2	$2,298.3
China	335.5	311.9	319.4
Europe	351.7	326.2	346.7
Canada	201.6	213.2	212.6
Mexico	69.6	64.5	50.5
Other	68.9	68.5	75.7
	$3,477.2	$3,414.5	$3,303.2
Tangible long-lived assets
United States	$363.6	$383.9	$387.7
China	35.7	35.9	38.1
Europe	124.5	102.7	105.0
Canada	25.0	21.1	20.8
Mexico	11.8	12.9	12.2
Other	14.0	16.3	16.8
	$574.6	$572.8	$580.6

Exhibit 99.4

G—Earnings Per Share

Basic and diluted earnings per share were calculated as follows:

	Year Ended December 31
	2013	2012	2011
Earnings:
Earnings from continuing operations	$186.3	$231.8	$172.9
(Earnings) attributable to noncontrolling interest, net of tax	(2.4)	(2.3)	(3.1)
Net earnings from continuing operations attributable to Leggett & Platt, Inc. common shareholders	183.9	229.5	169.8
Earnings (loss) from discontinued operations, net of tax	13.4	18.7	(16.5)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$197.3	$248.2	$153.3

Weighted average number of shares (in millions):
Weighted average number of common shares used in basic EPS	145.2	144.3	145.4
Dilutive effect of equity-based compensation	2.1	1.7	1.6
Weighted average number of common shares and dilutive potential common shares used in diluted EPS	147.3	146.0	147.0

Basic and Diluted EPS:
Basic EPS attributable to Leggett & Platt, Inc. common shareholders
Continuing operations	$1.27	$1.59	$1.16
Discontinued operations	.09	.13	(.11)
Basic EPS attributable to Leggett & Platt common shareholders	$1.36	$1.72	$1.05
Diluted EPS attributable to Leggett & Platt, Inc. common shareholders
Continuing operations	$1.25	$1.57	$1.15
Discontinued operations	.09	.13	(.11)
Diluted EPS attributable to Leggett & Platt, Inc. common shareholders	$1.34	$1.70	$1.04

Other information:
Anti-dilutive shares excluded from diluted EPS computation	—	1.9	2.1

Exhibit 99.4

H—Accounts and Other Receivables

Accounts and other receivables at December 31 consisted of the following:

	2013		2012
	Current	Long-term	Current	Long-term
Trade accounts receivable	$447.4	$—	$430.4	$—
Trade notes receivable	2.6	2.3	1.1	2.9
Total trade receivables	450.0	2.3	431.5	2.9
Other notes receivable:
Notes received as partial payment for divestitures	.5	5.4	.5	6.1
Other	3.0	1.6	.5	4.3
Income tax receivables	2.7	—	8.6	—
Other receivables	26.4	—	24.3	—
Subtotal other receivables	32.6	7.0	33.9	10.4
Total trade and other receivables	482.6	9.3	465.4	13.3
Allowance for doubtful accounts:
Trade accounts receivable	(14.6)	—	(18.9)	—
Trade notes receivable	(.6)	(1.3)	—	(.8)
Total trade receivables	(15.2)	(1.3)	(18.9)	(.8)
Other notes receivable	—	(1.1)	(.3)	(.6)
Total allowance for doubtful accounts	(15.2)	(2.4)	(19.2)	(1.4)
Total net receivables	$467.4	$6.9	$446.2	$11.9

Notes that were past due more than 90 days or had been placed on non-accrual status were not significant for the periods presented.

Activity related to the allowance for doubtful accounts is reflected below:

	Balance at December 31, 2011	2012 Charges*	2012 Charge-offs, Net of Recoveries	Balance at December 31, 2012	2013 Charges*	2013 Charge-offs, Net of Recoveries	Balance at December 31, 2013
Trade accounts receivable	$21.9	$4.1	$7.1	$18.9	$4.1	$8.4	$14.6
Trade notes receivable	.7	.1	—	.8	1.9	.8	1.9
Total trade receivables	22.6	4.2	7.1	19.7	6.0	9.2	16.5
Other notes receivable:
Notes received as partial payment for divestitures	2.7	.4	3.1	—	—	—	—
Other	.7	.3	.1	.9	.1	(.1)	1.1
Subtotal other receivables	3.4	.7	3.2	.9	.1	(.1)	1.1
Total allowance for doubtful accounts	$26.0	$4.9	$10.3	$20.6	$6.1	$9.1	$17.6

* - Includes discontinued operations charges of $.2 for both 2013 and 2012.

Exhibit 99.4

I—Supplemental Balance Sheet Information

Sundry assets, accrued expenses, other current liabilities and other long-term liabilities at December 31 consisted of the following:

	2013	2012
Sundry assets
Deferred taxes (See Note N)	$46.9	$50.2
Assets held for sale	19.1	21.8
Diversified investments associated with stock-based compensation plans (See Note L)	11.7	6.1
Notes receivable (See Note H)	6.9	11.9
Investment in associated companies	6.6	29.1
Pension plan assets (See Note M)	1.4	—
Other	29.0	26.1
	$121.6	$145.2
Accrued expenses
Wages and commissions payable	$64.2	$60.3
Workers’ compensation, medical, auto and product liability	54.5	49.7
Sales promotions	25.2	26.2
General taxes, excluding income taxes	14.6	12.0
Accrued interest	11.9	14.3
Liabilities associated with stock-based compensation plans (See Note L)	8.8	9.4
Other	50.5	48.6
	$229.7	$220.5
Other current liabilities
Dividends payable	$42.0	$—
Customer deposits	13.1	9.1
Outstanding checks in excess of book balances	9.1	1.8
Sales tax payable	6.8	7.3
Liabilities associated with stock-based compensation plans (See Note L)	1.7	.9
Derivative financial instruments (See Note S)	.9	1.8
Other	5.8	2.7
	$79.4	$23.6
Other long-term liabilities
Liability for pension benefits (See Note M)	$39.9	$75.8
Net reserves for tax contingencies	29.2	35.5
Deferred compensation	15.4	16.0
Liabilities associated with stock-based compensation plans (See Note L)	15.4	10.7
Other	27.8	20.2
	$127.7	$158.2

Exhibit 99.4

J—Long-Term Debt

Long-term debt, weighted average interest rates and due dates at December 31 are as follows:

	2013			2012
	Stated Interest Rate	Due Date Through	Balance	Stated Interest Rate	Due Date Through	Balance
Term notes	4.8%	2022	$828.4	4.4%	2022	$1,028.0
Industrial development bonds, principally variable interest rates	.2%	2030	19.9	.4%	2030	19.9
Commercial paper	.2%	2017	16.0	—%	—	—
Capitalized leases (primarily machinery, vehicle and office equipment)			4.4			6.5
Other, partially secured			.8			1.0
			869.5			1,055.4
Less current maturities			181.1			201.5
			$688.4			$853.9

Maturities of long-term debt are as follows:

Year ended December 31
2014	$181.1
2015	201.4
2016	3.2
2017	19.1
2018	152.2
Thereafter	312.5
$869.5

We can raise cash by issuing up to $600 of commercial paper through a program that is backed by a $600 revolving credit agreement with a syndicate of 13 lenders. This agreement was renewed in 2011, with a five years term ending in 2016. During the third quarter of 2013 we extended the term by one year to 2017. The credit agreement allows us to issue total letters of credit up to $250. When we issue letters of credit in this manner, our capacity under the agreement, and consequently, our ability to issue commercial paper, is reduced by a corresponding amount. We had no outstanding letters of credit under the agreement at year end for the periods presented.

Amounts outstanding at year-end related to our commercial paper program were:

	December 31, 2013	December 31, 2012
Total program authorized	$600.0	$600.0
Commercial paper outstanding (classified as long-term debt)	(16.0)	—
Letters of credit issued under the credit agreement	—	—
Total program usage	(16.0)	—
Total program available	$584.0	$600.0

The revolving credit agreement and certain other long-term debt contain restrictive covenants which, among other things, limit a) the total amount of indebtedness to 60% of our total capitalization (each as defined in the revolving credit agreement), b) the amount of total secured debt to 15% of our total consolidated assets, and c) the amount of assets sold, transferred or disposed of in any trailing four quarter period to 20% of total consolidated assets. We have remained well within compliance with all such covenants.

Exhibit 99.4

We may elect one of four types of borrowing under the revolving credit agreement, which determines the rate of interest to be paid on the outstanding principal balance. The interest rate would be commensurate with the currency borrowed and the term of the borrowing, as well as either i.) a competitive variable or fixed rate, or ii.) various published rates plus a pre-defined spread.

We are required to periodically pay accrued interest on any outstanding principal balance under the revolving credit agreement at different time intervals based upon the elected interest rate and the elected interest period. Any outstanding principal under this agreement will be due upon the maturity date. We may also terminate or reduce the lending commitments under this agreement, in whole or in part, upon three business days’ notice.

K—Lease Obligations

We lease certain operating facilities, most of our automotive and trucking equipment and various other assets. Lease terms, including purchase options, renewals and maintenance costs, vary by lease.

Total rental expense for the periods presented was as follows:

	2013	2012	2011
Continuing operations	$45.4	$44.6	$41.7
Discontinued operations	4.1	3.4	2.2

Future minimum rental commitments for all long-term non-cancelable operating leases are as follows:

Year ended December 31
2014	$30.8
2015	24.8
2016	16.2
2017	9.7
2018	5.7
Thereafter	14.5
$101.7

The above lease obligations expire at various dates through 2019. Aggregate rental commitments above include renewal amounts where it is our intention to renew the lease.

L—Stock-Based Compensation

We use various forms of share-based compensation which are summarized below. One stock unit is equivalent to one common share for accounting and earnings per share purposes. Shares are issued from treasury for the majority of our stock plans’ activity. All share information is presented in millions.

Stock options and stock units are granted pursuant to our Flexible Stock Plan. On May 10, 2012 the Flexible Stock Plan changed the way awards granted under the Plan are charged against the number of available shares. Under the 2012 Plan modification, each option counts as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan.

At December 31, 2013, the following common shares were authorized for issuance under the Flexible Stock Plan:

	Shares Available for Issuance	Maximum Number of Authorized Shares
Unexercised options	6.4	6.4
Outstanding stock units—vested	4.0	5.5
Outstanding stock units—unvested	1.8	3.4
Available for grant	7.8	7.8
Authorized for issuance at December 31, 2013	20.0	23.1

Exhibit 99.4

The following table recaps the impact of stock-based compensation (including discontinued operations) on the results of operations for each of the periods presented:

	Year Ended December 31
	2013		2012		2011
	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash
Options (1):
Amortization of the grant date fair value	$1.6	$—	$4.4	$—	$4.8	$—
Cash payments in lieu of options	—	.8	—	.3	—	.3
Stock-based retirement plans contributions (2)	6.5	1.2	6.6	1.0	5.0	.8
Discounts on various stock awards:
Deferred Stock Compensation Program (1)	1.5	—	1.2	—	1.1	—
Stock-based retirement plans (2)	1.1	—	1.2	—	1.5	—
Discount Stock Plan (6)	.9	—	.9	—	.9	—
Performance Stock Unit awards (3)	6.4	1.1	6.5	5.1	7.0	1.9
Restricted Stock Units awards (4)	4.2	—	2.2	—	2.4	—
Profitable Growth Incentive awards (5)	.6	.6	—	—	—	—
Other, primarily non-employee directors restricted stock	1.3	—	1.0	—	1.1	—
Total stock-related compensation expense	24.1	$3.7	24.0	$6.4	23.8	$3.0
Employee contributions for above stock plans	12.2		9.8		11.5
Total stock-based compensation	$36.3		$33.8		$35.3
Recognized tax benefits on stock-based compensation expense	$9.2		$9.1		$9.0

The following table recaps the impact of stock-based compensation on assets and liabilities for each of the periods presented:

	2013			2012
	Current	Long-term	Total	Current	Long-term	Total
Assets:
Diversified investments associated with the stock-based retirement plans (2)	$1.7	$11.7	$13.4	$.9	$6.1	$7.0

Liabilities:
Stock-based retirement plans (2)	$1.7	$11.6	$13.3	$.9	$6.2	$7.1
Performance Stock Unit award (3)	2.8	2.6	5.4	3.6	4.5	8.1
Profitable Growth Incentive award (5)	—	1.2	1.2	—	—	—
Other - primarily timing differences between employee withholdings and related employer contributions to be submitted to various plans' trust accounts	6.0	—	6.0	5.8	—	5.8
Total liabilities associated with stock-based compensation	$10.5	$15.4	$25.9	$10.3	$10.7	$21.0

Exhibit 99.4

When the tax deduction for an exercised stock option or converted stock unit exceeds the compensation cost that has been recognized in income, a “windfall” tax benefit is created. The windfall benefit is not recognized in income, but rather on the balance sheet as additional contributed capital. When the current tax deduction for an exercised stock option or converted stock unit is less than the deferred tax asset recorded in regard to the compensation cost that has been recognized in income, a tax “shortfall” is created. To the extent we have accumulated tax windfalls, the shortfall is recognized on the balance sheet as a reduction of additional contributed capital. Net windfall is presented below:

	Balance at December 31, 2012	Net Windfall Resulting From Exercises and Conversions	Balance at December 31, 2013
Accumulated tax windfall in additional contributed capital	$36.2	$5.7	$41.9

(1) Stock Option Grants

We have granted stock options in the following areas:

•	On a discretionary basis to a broad group of employees

•	In conjunction with our Deferred Compensation Program

•	As compensation of outside directors

Options granted to a broad group of employees on a discretionary basis

We have historically granted stock options annually on a discretionary basis to a broad group of employees. Options generally become exercisable in one-third increments at 18 months, 30 months and 42 months after the date of grant. Options have a maximum term of ten years and the exercise prices are equal to Leggett’s closing stock price on the grant date.

Grant date fair values are calculated using the Black-Scholes option pricing model and are amortized by the straight-line method over the options’ total vesting period, except for employees who terminate due to retirement. A “retirement” termination occurs if the employee is age 65, or age 55 with 20 years of Company service at termination. For retirement terminations, options continue to vest and remain exercisable for three years, six months after termination of employment. Therefore, the expense for these options is accelerated when the employee is retirement eligible.

In connection with the January 2011 and 2012 grants, we offered two different option choice programs. One group of employees was offered the choice to receive stock options or to receive a cash payment in lieu of options, with the cash alternative being equal to approximately one-half of the Black-Scholes value of the option grant foregone. Another group of employees, generally higher level employees, were offered a choice between stock options or restricted stock units (RSUs), on a ratio of four options foregone for every one RSU offered. The stock units vest in one-third increments at 12 months, 24 months and 36 months after the date of grant.

Starting in 2013, we discontinued the annual option grant, and options are now offered only in conjunction with the Deferred Compensation Program discussed below, and were replaced with either cash awards or RSUs. Certain key management employees participated in a new Profitable Growth Incentive (PGI) program beginning in 2013, as discussed below.

Deferred Compensation Program

We offer a Deferred Compensation Program under which key managers and outside directors may elect to receive stock options, stock units or interest-bearing cash deferrals in lieu of cash compensation:

•
Stock options under this program are granted on the last business day of the year prior to the year the compensation is earned. The number of options granted equals the deferred compensation times five, divided by the stock’s market price on the date of grant. The option has a 10-year term. It vests as the associated compensation is earned and becomes exercisable beginning 15 months after the grant date. Stock is issued when the option is exercised.

•
Deferred stock units (DSU) under this program are acquired every two weeks (when the compensation would have otherwise been paid) at a 20% discount to the market price of our common stock on each acquisition date and they vest immediately. Expense is recorded as the compensation is earned. Stock units earn dividends at the same rate as cash dividends paid on our common stock. These dividends are used to acquire stock units at a 20% discount. Stock units are converted to common stock and distributed in accordance with the participant’s pre-set election. However, stock units

Exhibit 99.4

may be settled in cash at the discretion of the Company. Participants must begin receiving distributions no later than ten years after the effective date of the deferral and installment distributions cannot exceed ten years.

•	Interest-bearing cash deferrals under this program are reported in Other long-term liabilities on the balance sheet and are disclosed in Note I.

	Options	Units	Cash
Aggregate amount of compensation deferred during 2013	$—	$6.7	$.8

STOCK OPTIONS SUMMARY

Stock option information for the plans discussed above for the periods presented is as follows:

	Employee Stock Options	Deferred Compensation Options	Other - Primarily Outside Directors' Options	Total Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2012	6.5	1.9	.1	8.5	$21.72
Exercised *	(1.4)	(.7)	—	(2.1)	22.04
Outstanding at December 31, 2013	5.1	1.2	.1	6.4	$21.61	4.5	$59.7
Vested or expected to vest				6.4	$21.61	4.5	$59.6
Exercisable (vested) at December 31, 2013				5.5	$21.37	4.0	$53.0
______________________________

*
Prior to 2005, we granted options with a below market exercise price under the terms of our Deferred Compensation Program. During 2013, .1 options were exercised at a below market exercise price, and .1 of these options remain outstanding at December 31, 2013. In 2005, we amended the Program to provide only “at market” stock options.

Additional information related to stock option activity for the periods presented is as follows:

	Year Ended December 31
	2013	2012	2011
Total intrinsic value of stock options exercised	$18.4	$24.9	$7.5
Cash received from stock options exercised	36.9	35.6	20.5
Total fair value of stock options vested	4.4	4.5	4.5

The following table summarizes fair values calculated (and assumptions utilized) using the Black-Scholes option pricing model.

	Year Ended December 31 **
	2012	2011
Aggregate grant date fair value	$4.0	$4.9
Weighted-average per share grant date fair value	$4.68	$4.90
Risk-free interest rate	1.9%	2.7%
Expected life in years	7.2	7.0
Expected volatility (over expected life)	34.4%	33.3%
Expected dividend yield (over expected life)	4.8%	4.7%

**	No options were granted in 2013

The risk-free rate is determined based on U.S. Treasury yields in effect at the time of grant for maturities equivalent to the expected life of the option. The expected life of the option (estimated average period of time the option will be outstanding) is estimated based on the historical exercise behavior of employees, with executives displaying somewhat longer holding periods than other employees. Expected volatility is based on historical volatility, measured daily for a time period equal to the option’s expected life, ending on the day of grant. The expected dividend yield is estimated based on the dividend yield at the time of grant.

Exhibit 99.4

(2) Stock-Based Retirement Plans

We have two stock-based retirement plans: the tax-qualified Stock Bonus Plan (SBP) for non-highly compensated employees, and the non-qualified Executive Stock Unit Program (ESUP) for highly compensated employees. We make matching contributions to both plans. In addition to the automatic 50% match, we will make another matching contribution of up to 50% of the employee’s contributions for the year if certain profitability levels, as defined in the SBP and the ESUP, are obtained.

•
Participants in the SBP may contribute up to 6% of their compensation above a certain threshold to purchase Leggett stock or other investment alternatives at market prices. We immediately match 50% of the employee contributions. Employees are allowed to fully diversify their employee deferral accounts immediately and their employer accounts after three years of service. Dividends earned on Company stock held in the SBP are reinvested or paid in cash at the participant’s election.

•
Participants in the ESUP may contribute up to 10% (depending upon salary level) of their compensation above the same threshold applicable to the SBP. Participant contributions are credited to a diversified investment account established for the participant, and we make premium contributions to the diversified investment accounts equal to 17.65% of the participant’s contribution. A participant’s diversified investment account balance is adjusted to mirror the investment experience, whether positive or negative, of the diversified investments selected by the participant. Participants may change investment elections in the diversified investment accounts, but cannot purchase Company common stock or stock units. The diversified investment accounts consist of various mutual funds and retirement target funds and are unfunded, unsecured obligations of the Company that will be settled in cash. Both the assets and liabilities associated with this program are presented in the table above and are adjusted to fair value at each reporting period.

We immediately match 50% of the employee contributions in the form of stock units. Company contributions to the ESUP, including dividend equivalents, are used to acquire stock units at 85% of the common stock market price on the acquisition date. Stock units are converted to common stock at a 1-to-1 ratio upon distribution from the program and may be settled in cash at the discretion of the Company.

Company matches in the SBP and ESUP fully vest upon three and five years, respectively, of cumulative service, subject to certain participation requirements. Distributions under both plans are triggered by an employee’s retirement, death, disability or separation from Leggett.

Information for the year ended December 31 for these plans was as follows:

	SBP 2013	ESUP 2013
Employee contributions	$3.3	$4.0
Less diversified contributions	.7	4.0
Total employee stock contributions	$2.6	$—
Employer premium contribution to diversified investment accounts		$.7
Shares purchased by employees	.1
Shares of company match	.1

Details regarding stock unit activity for the ESUP plan are reflected in the stock units summary table below.

(3) Performance Stock Unit Awards

We also grant Performance Stock Unit (PSU) awards in the first quarter of each year to selected officers and other key managers. These awards contain the following conditions:

•	A service requirement—Awards generally “cliff” vest three years following the grant date; and

•
A market condition—Awards are based on our Total Shareholder Return [TSR = (Change in Stock Price + Dividends) / Beginning Stock Price] as compared to the TSR of a group of peer companies. The peer group consists of all the companies in the Industrial, Materials and Consumer Discretionary sectors of the S&P 500 and S&P Midcap 400 (approximately 320 companies). Participants will earn from 0% to 175% of the base award depending upon how our Total Shareholder Return ranks within the peer group at the end of the 3-year performance period.

Exhibit 99.4

Grant date fair values are calculated using a Monte Carlo simulation of stock and volatility data for Leggett and each of the comparator companies. Grant date fair values are amortized using the straight-line method over the three-year vesting period.

Below is a summary of the number of shares and related grant date fair value of PSU’s for the periods presented:

	Year Ended December 31,
	2013	2012		2011
Total shares base award	.2	.3	282,040.0	.3
Grant date per share fair value	$27.60	$23.79		$25.41
Risk-free interest rate	.4%	.4%		1.0%
Expected life in years	3.0	3.0		3.0
Expected volatility (over expected life)	29.1%	35.0%		42.5%
Expected dividend yield (over expected life)	4.2%	4.8%		4.7%

Three-Year Performance Cycle
Award Year	Completion Date	TSR Performance Relative to the Peer Group (1%=Best)	Payout as a Percent of the Base Award	Number of Shares Distributed	Distribution Date
2009	December 31, 2011	51st percentile	73.6%	.4	January 2012
2010	December 31, 2012	46th percentile	91.0%	.3	January 2013
2011	December 31, 2013	55th percentile	64.2%	.2	January 2014

Beginning with the 2010 award (that was settled in January 2013), thirty-five percent (35%) of awards will be paid out in cash. We intend to pay out the remaining sixty-five percent (65%) in shares of our common stock, although we reserve the right to pay up to one hundred percent (100%) in cash. The 35% portion is recorded as a liability and is adjusted to fair value at each reporting period.

(4) Restricted Stock Unit Awards

RSU awards are generally granted as follows:

•	To managers in lieu of annual option grants

•	On a discretionary basis to selected managers

•	To selected executive officers in connection with employment agreements

•	As compensation for outside directors, who have a choice to receive RSUs or restricted stock

The value of these awards is determined by the stock price on the day of the award, and expense is recognized over the vesting period.

(5) Profitable Growth Incentive Awards

Starting in 2013, certain key management employees participated in a new Profitable Growth Incentive (PGI) program in lieu of the annual option grant. The PGI awards are issued as growth performance stock units (GPSUs). The GPSUs vest (0% to 250%) at the end of a two-year performance period. Vesting is based on the Company's or applicable profit center's revenue growth (adjusted by a GDP factor when applicable) and EBITDA margin at the end of a two-year performance period. The 2013 base target PGI award was .1 shares. If earned, we intend to pay half in shares of our common stock and half in cash, although we reserve the right to pay up to 100% in cash. Both components are adjusted to fair value at each reporting period.

Exhibit 99.4

STOCK UNITS SUMMARY

Stock unit information for the plans discussed above is presented in the table below.

	DSU	ESUP	PSU*	RSU	PGI**	Total Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Intrinsic Value
Non-vested at December 31, 2012	—	—	1.4	.2	—	1.6	$14.31
Granted based on current service	.2	.2	—	.3	—	.7	30.17
Granted based on future conditions	—	—	.4	—	.2	.6	12.34
Vested	(.2)	(.2)	(.2)	(.2)	—	(.8)	28.27
Forfeited	—	—	(.1)	—	—	(.1)	13.12
Difference between maximum and actual payout	—	—	(.2)	—	—	(.2)	—
Total non-vested at December 31, 2013	—	—	1.3	.3	.2	1.8	$14.87	$56.6
Fully vested shares available for issuance at December 31, 2013						4.0		$124.8
______________________________

*	PSU awards are presented at 175% (i.e. maximum) payout
** PGI awards are presented at 250% (i.e. maximum) payout

	Year Ended December 31
	2013	2012	2011
Total intrinsic value of vested stock units converted to common stock	$7.0	$4.7	$16.8

STOCK-BASED COMPENSATION COST NOT YET RECOGNIZED

As of December 31, 2013, the unrecognized cost of non-vested stock options and units was as follows:

	Options	Units
Unrecognized cost of non-vested stock	$.9	$10.6
Weighted-average remaining contractual life in years	0.8	1.0

(6) Discount Stock Plan

Under the Discount Stock Plan (DSP), a tax-qualified §423 stock purchase plan, eligible employees may purchase shares of Leggett common stock at 85% of the closing market price on the last business day of each month. Shares are purchased and issued on the last business day of each month and generally cannot be sold or transferred for one year.

Average 2013 purchase price per share (net of discount)	$26.32
2013 number of shares purchased by employees	.2
Shares purchased since inception in 1982	22.4
Maximum shares under the plan	23.0

Exhibit 99.4

M—Employee Benefit Plans

The accompanying balance sheets reflect a net liability for the funded status of our domestic and foreign defined benefit pension plans. Our U.S. plans (comprised primarily of three significant plans) represent approximately 88% of our pension benefit obligation in each of the periods presented. Participants in one of the significant domestic plans have stopped earning benefits; this plan is referred to as "frozen" in the following narrative.

A summary of our pension obligations and funded status as of December 31 is as follows:

	2013	2012	2011
Change in Benefit Obligation
Benefit obligation, beginning of period	$316.5	$290.1	$263.6
Service cost	3.2	3.0	2.4
Interest cost	11.9	12.6	13.4
Plan participants’ contributions	.5	.5	.5
Actuarial (gains) losses	(30.3)	25.4	27.9
Benefits paid	(14.8)	(16.4)	(17.2)
Foreign currency exchange rate changes	—	1.3	(.5)
Benefit obligation, end of period	287.0	316.5	290.1
Change in Plan Assets
Fair value of plan assets, beginning of period	240.3	223.2	210.3
Actual return on plan assets	20.0	24.3	21.4
Employer contributions	1.9	7.8	8.5
Plan participants’ contributions	.5	.5	.5
Benefits paid	(14.8)	(16.4)	(17.2)
Foreign currency exchange rate changes	.1	.9	(.3)
Fair value of plan assets, end of period	248.0	240.3	223.2
Net funded status	$(39.0)	$(76.2)	$(66.9)
Funded status recognized in the Consolidated Balance Sheets
Other assets—sundry	$1.4	$—	$—
Other current liabilities	(.5)	(.4)	(.4)
Other long-term liabilities	(39.9)	(75.8)	(66.5)
Net funded status	$(39.0)	$(76.2)	$(66.9)

Accumulated and projected benefit obligation information at December 31 is recapped below:

	2013	2012	2011
Aggregated plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$230.3	$316.5	$290.1
Accumulated benefit obligation	228.7	312.3	287.7
Fair value of plan assets	190.2	240.3	223.2
Aggregated plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	233.8	316.5	290.1
Fair value of plan assets	193.4	240.3	223.2
Accumulated benefit obligation for all defined benefit plans	283.5	312.3	287.7

Exhibit 99.4

Included in the above plans is a subsidiary’s unfunded supplemental executive retirement plan. This is a non-qualified plan, and the subsidiary owns insurance policies for the participants that are not included in the plan’s assets with cash surrender values at December 31 as follows:

	2013	2012	2011
Cash surrender values	$2.1	$2.1	$2.0

Comprehensive Income

Amounts and activity included in accumulated other comprehensive income associated with pensions are reflected below:

	December 31, 2012	2013 Amortization	2013 Net Actuarial Gain	2013 Foreign Currency Exchange Rates Change	2013 Income Taxes Change	December 31, 2013
Net loss/(gain) (before tax)	$104.7	$(6.4)	$(35.1)	$(.1)	$—	$63.1
Net prior service cost (before tax)	.5	(.2)	—	—	—	.3
Deferred income taxes	(38.2)	—	—	—	15.1	(23.1)
Accumulated other comprehensive income (net of tax)	$67.0	$(6.6)	$(35.1)	$(.1)	$15.1	$40.3

Of the amounts in accumulated other comprehensive income as of December 31, 2013, the portions expected to be recognized as components of net periodic pension cost in 2014 are as follows:

Net loss	$2.4
Net prior service cost	.3

Net Pension (Expense) Income

Components of net pension (expense) income for the years ended December 31 were as follows:

	2013	2012	2011
Service cost	$(3.2)	$(3.0)	$(2.4)
Interest cost	(11.9)	(12.6)	(13.4)
Expected return on plan assets	15.2	14.5	13.8
Amortization of prior service cost	(.2)	(.3)	(.3)
Recognized net actuarial loss	(6.4)	(6.0)	(4.0)
Net pension (expense) income	$(6.5)	$(7.4)	$(6.3)
Weighted average assumptions for pension costs:
Discount rate used in net pension costs	3.8%	4.4%	5.2%
Rate of compensation increase used in pension costs	3.8%	3.8%	4.0%
Expected return on plan assets	6.6%	6.6%	6.7%
Weighted average assumptions for benefit obligation:
Discount rate used in benefit obligation	4.6%	3.8%	4.4%
Rate of compensation increase used in benefit obligation	3.8%	3.8%	3.8%

Assumptions used for U.S. and international plans were not significantly different.

We use the average of the Citigroup Pension Discount Curve rate and Merrill Lynch AA-AAA 10-year Bond Index rate to determine the discount rate used for our significant pension plans (rounded to the nearest 25 basis points). The Citigroup Pension Discount Curve rate is a calculated rate using yearly spot rates matched against expected future benefit payments. The Merrill Lynch Index rate is based on the weighted average yield of a portfolio of high grade Corporate Bonds with an average duration approximating the plans’ projected benefit payments, adjusted for any callable bonds included in the portfolio. The discount rates used for our other, primarily foreign, plans are based on rates appropriate for the respective country and the plan obligations.

Exhibit 99.4

 The overall, expected long-term rate of return is based on each plan’s historical experience and our expectations of future returns based upon each plan’s investment holdings, as discussed below.

Pension Plan Assets

The fair value of our major categories of pension plan assets is disclosed below using a three level valuation hierarchy that separates fair value valuation techniques into the following categories:

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•	Level 2: Other significant inputs observable either directly or indirectly (including quoted prices for similar securities, interest rates, yield curves, credit risk, etc.).

•	Level 3: Unobservable inputs that are not corroborated by market data.

Presented below are our major categories of investments for the periods presented:

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Mutual and pooled funds
Fixed income	$96.1	$—	$—	$96.1	$98.6	$—	$—	$98.6
Equities	148.7	—	—	148.7	91.1	—	—	91.1
Common stocks	—	—	—	—	36.7	—	—	36.7
Money market funds, cash and other	3.2	—	—	3.2	13.0	.9	—	13.9
Total investments at fair value	$248.0	$—	$—	$248.0	$239.4	$.9	$—	$240.3

Plan assets are invested in diversified portfolios of equity, debt and government securities. The aggregate allocation of these investments is as follows:

	2013	2012
Asset Category
Equity securities	60%	53%
Debt securities	39	41
Other, including cash	1	6
Total	100%	100%

Our investment policy and strategies are established with a long-term view in mind. We strive for a sufficiently diversified asset mix to minimize the risk of a material loss to the portfolio value due to the devaluation of any single investment. In determining the appropriate asset mix, our financial strength and ability to fund potential shortfalls that might result from poor investment performance are considered.

Of our three significant domestic plans, the frozen plan (representing approximately 60% of the total benefit obligation) employs a Liability Driven Investment strategy and has a target allocation of 60% fixed income and 40% equities. The remaining significant plans have a target allocation of 75% equities and 25% fixed income, as historical equity returns have tended to exceed bond returns over the long term.

Assets of our domestic plans represent the majority of plan assets and are allocated to six different passively managed low-cost index mutual funds:

•	Total Stock Market Index: Large -, mid-, and small-cap equity diversified across growth and value styles.

•	Large-Cap Index: Large-cap equity diversified across growth and value styles.

•	Small-Cap Index: Small-cap equity diversified across growth and value styles.

•	FTSE All World ex US Index: International equity; broad exposure across developed and emerging non-US equity markets around the world.

•	Long-term Bond Index: Diversified exposure to the long-term, investment-grade U.S. bond market.

•	Extended Duration Treasury Index: Diversified exposure to the long-term Treasury STRIPS market.

Exhibit 99.4

Future Contributions and Benefit Payments

We expect to contribute $3.4 to our defined benefit pension plans in 2014.

Estimated benefit payments, expected over the next ten years are as follows:

2014	$15.7
2015	16.0
2016	16.4
2017	16.5
2018	16.8
2019-2023	88.8

Other Benefit Plans

Total expense from continuing operations for defined contribution plans was as follows:

	2013	2012	2011
Defined contribution plans	$6.4	$6.1	$5.3

We have limited participation in two union-sponsored, defined benefit, multi-employer pension plans.  We participated in one multi-employer plan in 2011, and added one additional plan with the Western Pneumatic acquisition in 2012 (as discussed in Note R).

These plans are not administered by us, and contributions are determined in accordance with provision of negotiated labor contracts.  Aggregate contributions to these plans were less than $.6 for each of the years presented.

In addition to regular contributions, we could be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) if a plan has unfunded vested benefits.  Factors that could impact the funded status of these plans include investment performance, changes in the participant demographics, financial stability of contributing employers and changes in actuarial assumptions.  Withdrawal liability triggers could include a plan's termination, a withdrawal of substantially all employers, or our voluntary withdrawal from the plan (such as decision to close a facility or the dissolution of a collective bargaining unit.) We have a very small share of the liability among the participants of these plans. Based upon the information available from plan administrators, both of the multi-employer plans in which we participate are underfunded and estimate our aggregate share of potential withdrawal liability for both plans to be $23.2. We have not recorded any material withdrawal liabilities for the years presented.

N—Income Taxes

The components of earnings from continuing operations before income taxes are as follows:

	Year Ended December 31
	2013	2012	2011
Domestic	$111.2	$179.2	$124.4
Foreign	126.4	108.3	110.0
	$237.6	$287.5	$234.4

Exhibit 99.4

Income tax expense from continuing operations is comprised of the following components:

	Year Ended December 31
	2013	2012	2011
Current
Federal	$59.8	$45.8	$29.7
State and local	5.9	4.0	3.5
Foreign	24.2	22.1	21.9
	89.9	71.9	55.1
Deferred
Federal	(26.4)	9.3	8.8
State and local	(1.8)	(.5)	1.6
Foreign	(10.4)	(25.0)	(4.0)
	(38.6)	(16.2)	6.4
	$51.3	$55.7	$61.5

Income tax expense from continuing operations, as a percentage of earnings before income taxes, differs from the statutory federal income tax rate as follows:

	Year Ended December 31
	2013	2012	2011
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increases (decreases) in rate resulting from:
State taxes, net of federal benefit	1.4	1.2	.8
Tax effect of foreign operations	(8.6)	(5.8)	(4.8)
Deferred tax on undistributed foreign earnings	(.5)	3.7	—
Change in valuation allowance	(1.4)	(12.7)	(1.0)
Change in uncertain tax positions, net	(1.1)	.6	(1.7)
Production activities deduction	(2.0)	(1.2)	(1.0)
Other permanent differences, net	(.6)	(.3)	(.8)
Other, net	(.6)	(1.1)	(.2)
Effective tax rate	21.6%	19.4%	26.3%

For all periods presented, the tax rate benefited from income earned in various foreign jurisdictions at rates lower than the U.S. federal statutory rate, primarily China and Luxembourg. Significant items impacting each year's tax rate follow:

•2013: We recognized tax rate benefits totaling $17.5, primarily related to the impact of Mexico tax law changes, the settlement of certain foreign and state audits, and a non-taxable bargain purchase gain.
•2012: The tax rate benefited from the elimination of a $36.9 valuation allowance on our Canadian net operating losses and other deferred tax assets. As a result of an increase in operating earnings in Canada, the amalgamation of two Canadian subsidiaries, and the restructuring of intercompany debt attributable in part to a change in Canadian tax law, we now expect that those carryforwards and other deferred tax assets will be utilized in future years. This 2012 benefit was partially offset by the accrual of $10.8 of deferred withholding taxes in China on earnings that are no longer indefinitely reinvested in China.
•2011: The tax rate benefited by a total of $5.2 from the release of certain deferred tax asset valuation allowances and tax audit settlements. In 2011 we also incurred $1.7 of incremental tax on the 2010 repatriation of $112.6 of earnings from foreign subsidiaries.

We recognized net excess tax benefits of approximately $4.6, $5.5, and $6.1, in 2013, 2012 and 2011, respectively, related to stock plan activity, which have been recorded in additional contributed capital. These amounts include net windfall tax benefits as discussed in Note L.

Exhibit 99.4

We file tax returns in each jurisdiction where we are required to do so. In these jurisdictions, a statute of limitations period exists. After a statute period expires, the tax authorities can no longer assess additional income tax for the expired period, and we are no longer eligible to file claims for refund for any tax that we may have overpaid.

Unrecognized Tax Benefits

The total amount of our gross unrecognized tax benefits at December 31, 2013, is $32.9, of which $18.0 would impact our effective tax rate, if recognized. A reconciliation of the beginning and ending balance of our gross unrecognized tax benefits for the periods presented is as follows:

	2013	2012	2011
Gross unrecognized tax benefits, January 1	$26.6	$25.7	$34.1
Gross increases—tax positions in prior periods	4.5	4.8	1.2
Gross decreases—tax positions in prior periods	(1.5)	(2.3)	(5.2)
Gross increases—current period tax positions	1.0	1.1	3.0
Change due to exchange rate fluctuations	(.4)	.3	(.3)
Settlements	(2.8)	(1.7)	(5.5)
Lapse of statute of limitations	(3.0)	(1.3)	(1.6)
Gross unrecognized tax benefits, December 31	$24.4	$26.6	$25.7
Interest	7.6	8.0	8.1
Penalties	.9	.9	1.0
Total gross unrecognized tax benefits, December 31	$32.9	$35.5	$34.8

We recognize interest and penalties related to unrecognized tax benefits as part of income tax expense in the Consolidated Statements of Operations, which is consistent with prior reporting periods.

As of December 31, 2013, four tax years were subject to audit by the United States Internal Revenue Service (IRS), covering the years 2010 through 2013. In 2011, IRS examinations of the 2004 through 2008 tax returns were completed, and in 2012 refunds aggregating $15.6 were received for all years associated with the audits. In 2011, we adjusted our reserve for uncertain tax positions with respect to the largest issue in connection with the examination, related to worthless stock deductions, which had a favorable impact on our tax provision of $3.6.

Additionally, at December 31, 2013, five tax years were undergoing audit by the Canada Revenue Agency, covering the periods 2007 through 2011. These examinations are at various stages of completion, but to date we are not aware of any material adjustments. In 2013, due to Canada Revenue Agency examinations of our 2005 and 2006 tax years, we released $1.1 of unrecognized tax benefits. Various state and other foreign jurisdiction tax years also remain open to examination, though we believe assessments (if any) would be immaterial to our consolidated financial statements.

It is reasonably possible that resolution of certain tax audits could reduce our unrecognized tax benefits within the next 12 months, as certain tax positions may be sustained on audit, or we may agree to certain adjustments. It is not expected that any change would have a material impact on our Consolidated Financial Statements.

Deferred Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The major temporary differences and their associated deferred tax assets or liabilities are as follows:

Exhibit 99.4

	December 31
	2013		2012
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$13.5	$(60.0)	$12.6	$(61.1)
Inventories	1.6	(16.4)	1.9	(18.8)
Accrued expenses	89.7	(.8)	89.6	(.1)
Net operating loss and tax credit carryforwards	64.6	—	66.4	—
Pension cost and other post-retirement benefits	16.0	(.9)	29.7	(.8)
Intangible assets	2.3	(108.5)	2.9	(118.7)
Derivative financial instruments	14.2	(1.7)	15.7	(1.7)
Subsidiary stock basis	—	—	6.0	—
Uncertain tax positions	11.2	—	12.1	—
Other	11.1	(16.4)	7.3	(18.7)
Gross deferred tax assets (liabilities)	224.2	(204.7)	244.2	(219.9)
Valuation allowance	(25.4)	—	(32.2)	—
Total deferred taxes	$198.8	$(204.7)	$212.0	$(219.9)
Net deferred tax (liability)		$(5.9)		$(7.9)

The valuation allowance primarily relates to net operating loss and tax credit carryforwards for which utilization is uncertain. Cumulative tax losses in certain state and foreign jurisdictions during recent years, limited carryforward periods in certain jurisdictions, future reversals of existing taxable temporary differences, and reasonable tax planning strategies were among the factors considered in determining the valuation allowance. These loss and credit carryforwards have expiration dates that vary generally over the next 20 years, with no amount greater than $10 expiring in any one year.

Deferred income taxes and withholding taxes have been provided on earnings of our foreign subsidiaries to the extent it is anticipated that the earnings will be remitted in the future as dividends. The tax effect of most distributions would be significantly offset by available foreign tax credits. As of December 31, 2013, we have accrued $10.1 of deferred taxes associated with the undistributed earnings of foreign subsidiaries.

Deferred income taxes and withholding taxes have not been provided on foreign earnings which are indefinitely reinvested. The cumulative undistributed earnings which are indefinitely reinvested as of December 31, 2013, are $375.1. If such earnings were distributed, the resulting incremental tax expense would be $62.6 based on present income tax laws, which are subject to change. In 2013, we repatriated $68.0 of foreign earnings, resulting in a net tax benefit of $2.3. Although we have not changed our assertion with respect to amounts permanently reinvested outside the U.S., in 2012 we recorded $10.8, which was reduced by $1.3 in 2013, for withholding taxes in China, since we no longer have specific plans to reinvest all of our Chinese earnings within China. These taxes would be due on dividends from certain of our China subsidiaries to their foreign parent, a subsidiary of the U.S. company. These earnings are still permanently reinvested outside the U.S. and are included in the undistributed earnings and incremental taxes discussed above.

Deferred tax assets (liabilities) included in the consolidated balance sheets are as follows:

	December 31
	2013	2012
Other current assets	$12.1	$12.8
Sundry	46.9	50.2
Other current liabilities	(1.6)	(1.3)
Deferred income taxes	(63.3)	(69.6)
Net deferred tax liability	$(5.9)	$(7.9)

Exhibit 99.4

O—Other (Income) Expense

The components of other (income) expense from continuing operations were as follows:

	Year Ended December 31
	2013	2012	2011
Gain on asset sales	$(7.8)	$(.4)	$(9.8)
Bargain purchase gain from acquisitions (see Note R)	(8.8)	—	—
Restructuring charges (see Note D)	2.1	3.2	4.0
Asset impairments (see Note C)	.8	.8	14.6
Currency loss	1.8	2.1	—
Royalty income	(1.4)	(1.6)	(.5)
(Gain) loss from diversified investments associated with stock-based compensation plans (see Note L)	(1.9)	(.5)	.1
Other income	(5.8)	(5.6)	(4.3)
	$(21.0)	$(2.0)	$4.1

Exhibit 99.4

P—Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in each component of accumulated other comprehensive income (loss):

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
Balance January 1, 2011	$151.1	$1.4	$(50.7)	$101.8
Other comprehensive income (loss) before reclassifications, pretax	(2.8)	(37.8)	(20.1)	(60.7)
Amounts reclassified from accumulated other comprehensive income, pretax:
Cost of goods sold; selling and administrative expenses	—	.9	4.3	5.2
Subtotal of reclassifications, pretax	—	.9	4.3	5.2
Other comprehensive income (loss), pretax	(2.8)	(36.9)	(15.8)	(55.5)
Income tax effect	—	14.0	5.6	19.6
Attributable to noncontrolling interest	(.7)	—	—	(.7)
Balance December 31, 2011	147.6	(21.5)	(60.9)	65.2
Other comprehensive income (loss) before reclassifications, pretax	15.3	(10.1)	(16.0)	(10.8)
Amounts reclassified from accumulated other comprehensive income, pretax:
Cost of goods sold; selling and administrative expenses	—	1.9	6.3	8.2
Interest expense	—	1.8	—	1.8
Other income/expense, net	.7	—	—	.7
Subtotal of reclassifications, pretax	.7	3.7	6.3	10.7
Other comprehensive income (loss), pretax	16.0	(6.4)	(9.7)	(.1)
Income tax effect	—	2.4	3.6	6.0
Attributable to noncontrolling interest	(.1)	—	—	(.1)
Balance December 31, 2012	163.5	(25.5)	(67.0)	71.0
Other comprehensive income (loss) before reclassifications, pretax	(5.0)	(1.0)	35.2	29.2
Amounts reclassified from accumulated other comprehensive income, pretax:
Cost of goods sold; selling and administrative expenses	—	.5	6.6	7.1
Interest expense	—	3.9	—	3.9
Subtotal of reclassifications, pretax	—	4.4	6.6	11.0
Other comprehensive income (loss), pretax	(5.0)	3.4	41.8	40.2
Income tax effect	—	(1.4)	(15.1)	(16.5)
Attributable to noncontrolling interest	(.2)	—	—	(.2)
Balance December 31, 2013	$158.3	$(23.5)	$(40.3)	$94.5

Q—Fair Value

We utilize fair value measures for both financial and non-financial assets and liabilities.

Items measured at fair value on a recurring basis

The areas in which we utilize fair value measures of financial assets and liabilities are presented in the table below.

Fair value measurements are established using a three level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following categories:

Exhibit 99.4

•	Level 1: Quoted prices for identical assets or liabilities in active markets.

•
Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Short-term investments in this category are valued using discounted cash flow techniques with all significant inputs derived from or corroborated by observable market data. Derivative assets and liabilities in this category are valued using models that consider various assumptions and information from market-corroborated sources. The models used are primarily industry-standard models that consider items such as quoted prices, market interest rate curves applicable to the instruments being valued as of the end of each period, discounted cash flows, volatility factors, current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

•	Level 3: Unobservable inputs that are not corroborated by market data.

	As of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$114.8	$—	$114.8
Derivative assets (See Note S)	—	.6	—	.6
Diversified investments associated with the ESUP* (See Note L)	13.4	—	—	13.4
Total assets	$13.4	$115.4	$—	$128.8
Liabilities:
Derivative liabilities (See Note S)	$—	$.9	$—	$.9
Liabilities associated with the ESUP* (See Note L)	13.3	—	—	13.3
Total liabilities	$13.3	$.9	$—	$14.2

	As of December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$125.6	$—	$125.6
Derivative assets (See Note S)	—	1.2	—	1.2
Diversified investments associated with the ESUP* (See Note L)	7.0	—	—	7.0
Total assets	$7.0	$126.8	$—	$133.8
Liabilities:
Derivative liabilities (See Note S)	$.5	$1.3	$—	$1.8
Liabilities associated with the ESUP* (See Note L)	7.1	—	—	7.1
Total liabilities	$7.6	$1.3	$—	$8.9

* - Includes both current and long-term amounts combined.

The fair value for fixed rate debt (Level 2) was less than its $830.0 carrying value by $3.2 at December 31, 2013 and greater than its $1,030.0 carrying value by $45.7 at December 31, 2012. We value this debt using discounted cash flow and secondary market rates provided by Bloomberg.

Items measured at fair value on a non-recurring basis

The primary areas in which we utilize fair value measures of non-financial assets and liabilities are allocating purchase price to the assets and liabilities of acquired companies as discussed in Note R and evaluating long-term assets (including goodwill) for potential impairment as discussed in Note C. Determining fair values for these items requires significant judgment and includes a variety of methods and models that utilize significant Level 3 inputs.

Exhibit 99.4

Long-lived assets, acquisitions and the second step of a goodwill impairment test utilize the following methodologies in determining fair value: (i) Buildings and machinery are valued at an estimated replacement cost for an asset of comparable age and condition. Market pricing of comparable assets are used to estimate replacement cost where available. (ii) The most common identified intangible assets are customer relationships and tradenames. Customer relationships are valued using an excess earnings method, using various inputs such as the estimated customer attrition rate, future earnings forecast,  the amount of contributory asset charges, and a discount rate. Tradenames are valued  using a relief from royalty method, which is based upon comparable market royalty rates for tradenames of similar value. (iii) Inventory is valued at current replacement cost for raw materials, with a step-up for work in process and finished goods items that reflects the amount of ultimate profit earned as the valuation date. (iv) Other working capital items are generally recorded at face value, unless there are known conditions that would impact the ultimate settlement amount of the particular item.

R—Acquisitions

The following table contains the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions during the periods presented, and any additional consideration paid for prior years’ acquisitions. The majority of the goodwill included in the table below is expected to provide an income tax benefit.

	2013	2012	2011
Accounts receivable	$12.7	$11.5	$1.5
Inventory	15.0	21.1	1.8
Property, plant and equipment	16.1	15.7	1.1
Goodwill (See Note E)	6.1	60.2	1.9
Other intangible assets (See Note E)	12.3	109.8	—
Other current and long-term assets	.4	10.2	—
Current liabilities	(19.5)	(7.6)	(1.2)
Long-term liabilities	(6.4)	(9.5)	(.4)
Additional consideration for prior years’ acquisitions	—	.2	1.9
Fair value of net identifiable assets	36.7	211.6	6.6
Less: Bargain purchase gain	8.8	—	—
Net cash consideration	$27.9	$211.6	$6.6

The following table summarizes acquisitions for the periods presented.

Year Ended	Number of Acquisitions	Segment	Product/Service
December 31, 2013	4	Residential Furnishings (1); Industrial Materials (2); Specialized Products (1)	Geotextile products; Tubing for the aerospace industry (2); Innerspring unit wire-forming machines
December 31, 2012	5	Residential Furnishings (2); Industrial Materials (3)	Gel components; Warehouse/distribution services; Tubing for the aerospace industry; Wire partitions; Tube fabrication
December 31, 2011	2	Residential Furnishings	Furniture hardware and Geo textiles

We are finalizing all of the information required to complete the purchase price allocations related to the most recent acquisitions and do not anticipate any material modifications.

In 2013 we expanded our Aerospace Products business unit with the acquisition of two companies:

The first was a UK-based business that extended our capability in aerospace tube fabrication. This business was acquired for a purchase price of $11.7, and $6.1 of goodwill was recorded related to this acquisition. Factors that contributed to a purchase price resulting in the recognition of goodwill included its international presence and complimentary fit with our Aerospace Products business unit. The second was a French-based company that added small-diameter, high-pressure seamless tubing to our product portfolio for a cash purchase price of $14.5. This business was acquired at a price less than fair value of the net identifiable assets, and we recorded an $8.8 non-taxable bargain purchase gain. The bargain purchase gain is reported in the "Other (income) expense, net" line of our income statement. Prior to recognizing a bargain purchase gain, we reassessed whether all assets acquired and liabilities assumed had been correctly identified, the key valuation assumptions and business

Exhibit 99.4

combination accounting procedures for this acquisition. After careful consideration and review, we concluded that the recognition of a bargain purchase gain was appropriate for this acquisition. Factors that contributed to the bargain purchase price were:

• The transaction was completed with a motivated seller that desired to restructure its operations in order to focus on its core competencies and exit non-core businesses that no longer fit its    strategy in an expedient manner.

• We were able to complete the acquisition with a cash payment and without a financial contingency in an expedient manner, which was a key attribute for the seller. The relatively small size of the transaction for us, the lack of required third-party financing and our expertise in completing similar transactions in the past gave the seller confidence that we could complete the transaction quickly and without difficultly.

• Because the seller of this business will continue to purchase these products in the future it was important to the seller that the acquiring company was a financially sound, integrated manufacturer that could provide a stable supply of high quality product for many years into the future. Due to the unique nature of the products and limited number of potential buyers for this business, the seller found it advantageous to accept our purchase price based upon our demonstrated ability to operate similar businesses, and financial strength that will enable us to be a long-term supplier of quality products into the future.

During the first quarter 2012, we acquired Western Pneumatic Tube Holding, LLC (Western) for a cash purchase price of $188.2 forming the Aerospace Products business unit within the Tubing Group. Western is a leading provider of integral components for critical aircraft systems, and specializes in fabricating thin-walled, large diameter, welded tubing and specialty formed products from titanium, nickel and other specialty materials for leading aerospace suppliers and OEMs. Factors that contributed to a purchase price resulting in the recognition of goodwill included Western's competitive position, and its fit with our strategy to seek businesses with secure, leading positions in growing, profitable, attractive markets.

The results of operations of the above acquired companies have been included in the consolidated financial statements since the dates of acquisition. The unaudited pro forma consolidated net sales, net earnings and earnings per share as though the 2013 and 2012 acquisitions had occurred on January 1 of each year presented are not materially different from the amounts reflected in the accompanying financial statements. However, Western's activity is incremental to the Industrial Materials segment.

Certain of our acquisition agreements provide for additional consideration to be paid in cash, at a later date and, are recorded as a liability at the acquisition date. At December 31, 2013, there was no substantial remaining consideration payable.

In addition, in 2012, we invested $22.4 to acquire an interest in an unconsolidated entity related to a potential acquisition. We had no contractual right or obligation to make any additional investment and liquidated our position in the 3rd quarter of 2013 for $21.2, plus $1.8 in interest.

We also increased our ownership portion to 100% for the following businesses that were previously not wholly owned:

	Year Ended December 31
	2013	2012	2011
Cash outlay associated with acquisition of noncontrolling interest - Specialized Products	$—	$—	$13.6

S—Derivative Financial Instruments

Risk Management Strategy & Objectives

We are subject to market and financial risks related to interest rates, foreign currency, and commodities. In the normal course of business, we utilize derivative instruments (individually or in combinations) to manage these risks. We seek to use derivative contracts that qualify for hedge accounting treatment; however, some instruments may not qualify for hedge accounting treatment. It is our policy not to speculate using derivative instruments.

Cash Flow Hedges

Derivative financial instruments that we use to hedge forecasted transactions and anticipated cash flows are as follows:

Exhibit 99.4

•	Commodity Cash Flow Hedges—We have historically used commodity cash flow hedges primarily to manage natural gas commodity price risk. Our last natural gas commodity hedge expired during 2013.

•
Interest Rate Cash Flow Hedges—On August 12, 2012, we issued $300 of 10-year notes with a coupon rate of 3.40%. As a part of this transaction, we settled our $200 forward starting interest rate swaps we had entered into during 2010 and recognized a loss of $42.7, which will be amortized out of accumulated other comprehensive income to interest expense over the life of the notes.

•	Currency Cash Flow Hedges—The foreign currency hedges manage risk associated with exchange rate volatility of various currencies.

The effective changes in fair value of unexpired contracts are recorded in accumulated other comprehensive income and reclassified to income or expense in the period in which earnings are impacted. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged. (Settlements associated with the sale or production of product are presented in operating cash flows and settlements associated with debt issuance are presented in financing cash flows.)

 Fair Value Hedges

Our fair value hedges typically manage foreign currency risk associated with subsidiaries’ assets and liabilities. Hedges designated as fair value hedges recognize gain or loss currently in earnings. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

Hedge Effectiveness

We have deemed ineffectiveness to be immaterial, and as a result, have not recorded any amounts for ineffectiveness. If a hedge was not highly effective, the portion of the change in fair value considered to be ineffective would be recognized immediately in the consolidated statements of operations.

We have recorded the following assets and liabilities representing the fair value for our most significant derivative financial instruments. The fair values of the derivatives reflect the change in the market value of the derivative from the date of the trade execution, and do not consider the offsetting underlying hedged item.

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2013
Derivatives Designated as Hedging Instruments			Assets	Liabilities
			Other Current Assets	Other Current Liabilities
Cash flow hedges:
Currency hedges:
-Future USD sales of Canadian and Chinese subsidiaries	Dec 2015	$133.9	$.1	$.8
-Future JPY sales of Chinese subsidiary	Dec 2014	5.1	.1	—
-Future EUR Sales of Chinese Subsidiary	Feb 2015	4.7	—	.1
Total cash flow hedges			.2	.9
Fair value hedges:
USD inter-company note receivable on a Swiss subsidiary	Mar 2014	14.5	.4	—
			$.6	$.9

Exhibit 99.4

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2012
Derivatives Designated as Hedging Instruments			Assets	Liabilities
			Other Current Assets	Other Current Liabilities
Cash flow hedges:
Commodity hedges	Dec 2013	$1.7	$—	$.5
Currency hedges:
-Future USD sales of Canadian and Chinese subsidiaries	Dec 2013	38.9	.5	.1
-Future USD cost of goods sold of European subsidiaries	Dec 2013	7.9	—	.2
Total cash flow hedges			.5	.8
Fair value hedges:
ZAR asset on a USD subsidiary	Jan 2013	21.2	—	.9
USD inter-company note receivables on European and Swiss subsidiaries	Feb 2013	18.0	.7	.1
Total fair value hedges			.7	1.0
			$1.2	$1.8

The following table sets forth the pre-tax (gains) losses from continuing operations for our hedging activities for the years presented. This schedule includes reclassifications from accumulated other comprehensive income as well as derivative settlements recorded directly to income or expense.

	Income Statement Caption	Amount of (Gain) Loss Recorded in Income for the Year Ended December 31
Derivatives Designated as Hedging Instruments		2013	2012	2011
Commodity cash flow hedges	Cost of goods sold	$.4	$2.4	$1.3
Interest rate cash flow hedges	Interest expense	3.9	1.8	—
Currency cash flow hedges	Net sales *	(1.5)	(.6)	(.6)
Currency cash flow hedges	Cost of goods sold	.1	(.5)	.3
Currency cash flow hedges	Other (income) expense, net	.2	.2	.2
Total cash flow hedges		3.1	3.3	1.2
Fair value hedges	Other (income) expense, net	(3.2)	(.2)	1.6
Derivatives Not Designated as Hedging Instruments
Hedge of EUR assets (including inter-company note receivables)-UK and USD subsidiaries	Other (income) expense, net	—	(.8)	(1.1)
Hedge of steel purchases - US subsidiary	Other (income) expense, net	—	.1	—
Hedge of EUR inter-company note receivable- USD denominated subsidiary	Interest expense	—	.1	.3
Total derivative instruments		$(.1)	$2.5	$2.0

* Includes discontinued operations amounts of $ (.2) for 2013.

Exhibit 99.4

T—Contingencies

We are a defendant in various proceedings involving employment, antitrust, intellectual property, environmental, taxation and other laws. When it is probable, in management's judgment, that we may incur monetary damages or other costs resulting from these proceedings or other claims, and we can reasonably estimate the amounts, we record appropriate liabilities in the financial statements and make charges against earnings. For all periods presented, we have recorded no material charges against earnings, and the total liabilities recorded are not material to our financial position.
Shareholder Derivative Lawsuit
On August 10, 2010, a shareholder derivative suit was filed by the New England Carpenters Pension Fund in the Circuit Court of Jasper County, Missouri as Case No. 10AO-CC284. The suit was purportedly brought on our behalf, naming us as a nominal defendant, and certain current and former officers and directors as individual defendants including David S. Haffner, Karl G. Glassman, Matthew C. Flanigan, Ernest C. Jett, Harry M. Cornell, Jr., Felix E. Wright, Robert Ted Enloe, III, Richard T. Fisher, Judy C. Odom, Maurice E. Purnell, Jr., Ralph W. Clark and Michael A. Glauber. The plaintiff alleged, among other things, that the individual defendants: breached their fiduciary duties; backdated and received backdated stock options violating our stock plans; caused or allowed us to issue false and misleading financial statements and proxy statements; sold our stock while possessing material non-public information; committed gross mismanagement; wasted corporate assets; committed fraud; violated the Missouri Securities Act; and were unjustly enriched.
The plaintiff is seeking, among other things: unspecified monetary damages against the individual defendants; certain equitable and other relief relating to the profits from the alleged improper conduct; the adoption of certain corporate governance proposals; the imposition of a constructive trust over the defendants’ stock options and proceeds; punitive damages; the rescission of certain unexercised options; and the reimbursement of litigation costs. The plaintiff is not seeking monetary relief from us. We have director and officer liability insurance in force subject to customary limits and exclusions.
We and the individual defendants filed motions to dismiss the suit in late October 2010, asserting: the plaintiff failed to make demand on our Board and shareholders as required by Missouri law, and this failure to make demand should not be excused; the dismissal of the substantially similar suit in 2009 precludes the 2010 suit; the plaintiff is not a representative shareholder; the suit was based on a statistical analysis of stock option grants and our stock prices that we believe was flawed; the plaintiff failed to state a substantive claim; the common law fraud claim was not pled with sufficient particularity; and the statute of limitations has expired on the fraud claim and all the alleged challenged grants except the December 30, 2005 grant. As to this grant, the motions to dismiss advised the Court that it was made under our Deferred Compensation Program, which (i) provided that options would be dated on the last business day of December, and (ii) was filed with the SEC on December 2, 2005 setting out the pricing mechanism well before the grant date. On April 6, 2011, the suit was dismissed without prejudice.
On May 12, 2011, the plaintiff filed an appeal to the Missouri Court of Appeals. On November 28, 2012, the Missouri Court of Appeals reversed the trial court's dismissal finding that plaintiff sufficiently pleaded it would be futile to make demand on the Board and shareholders. The Court of Appeals did not address the other grounds that had been raised in the motions to dismiss. We filed a request for transfer to the Missouri Supreme Court on December 12, 2012, which was denied by the Court of Appeals. On January 3, 2013, we filed a transfer petition to the Missouri Supreme Court. On February 26, 2013, the Missouri Supreme Court denied our request. The case was sent back to Jasper County, Missouri for further proceedings. At the parties' request, on June 4, 2013, the circuit court stayed all proceedings to allow the parties to mediate the dispute. The stay of litigation remains in effect.
We do not expect that the outcome of this matter will have a material adverse effect on our financial condition, operating cash flows or results of operations.
Antitrust Lawsuits
Beginning in August 2010, a series of civil lawsuits was initiated in several U.S. federal courts and in Canada against over 20 defendants alleging that competitors of our carpet underlay business unit and other manufacturers of polyurethane foam products had engaged in price fixing in violation of U.S. and Canadian antitrust laws.
A number of these lawsuits have been voluntarily dismissed, most without prejudice. Of the U.S. cases remaining, we have been named as a defendant in (a) three direct purchaser class action cases (the first on November 15, 2010) and a consolidated amended class action complaint filed on February 28, 2011 on behalf of a class of all direct purchasers of polyurethane foam products; (b) an indirect purchaser class consolidated amended complaint filed on March 21, 2011; and an indirect purchaser class action case filed on May 23, 2011; (c) 39 individual direct purchaser cases filed between March 22, 2011 and October 16, 2013; and (d) two individual cases alleging direct and indirect purchaser claims under the Kansas Restraint of Trade Act, one

Exhibit 99.4

filed on November 29, 2012 and the other on April 11, 2013. All of the pending U.S. federal cases in which we have been named as a defendant, have been filed in or have been transferred to the U.S. District Court for the Northern District of Ohio under the name In re: Polyurethane Foam Antitrust Litigation, Case No. 1:10-MD-2196.
In the U.S. actions, the plaintiffs, on behalf of themselves and/or a class of purchasers, seek three times the amount of unspecified damages allegedly suffered as a result of alleged overcharges in the price of polyurethane foam products from at least 1999 to the present. Each plaintiff also seeks attorney fees, pre-judgment and post-judgment interest, court costs, and injunctive relief against future violations. On April 15 and May 6, 2011, we filed motions to dismiss the U.S. direct purchaser and indirect purchaser class actions in the consolidated case in Ohio, for failure to state a legally valid claim. On July 19, 2011, the Ohio Court denied the motions to dismiss. Discovery is underway in the U.S. actions. Motions for class certification have been filed on behalf of both direct and indirect purchasers. A hearing on the motions was held January 15, 2014. A decision on class certification is expected in the upcoming weeks.
We have been named in two Canadian class action cases (for direct and indirect purchasers of polyurethane foam products), both under the name Hi Neighbor Floor Covering Co. Limited and Hickory Springs Manufacturing Company, et.al. in the Ontario Superior Court of Justice (Windsor), Court File Nos. CV-10-15164 (amended November 2, 2011) and CV-11-17279 (issued December 30, 2011). In each of the Canadian cases, the plaintiffs, on behalf of themselves and/or a class of purchasers, seek from over 13 defendants restitution of the amount allegedly overcharged, general and special damages in the amount of $100, punitive damages of $10, pre-judgment and post-judgment interest, and the costs of the investigation and the action. We are not yet required to file our defenses in the Canadian actions. In addition, on July 10, 2012, plaintiff in a class action case (for direct and indirect purchasers of polyurethane foam products) styled Option Consommateurs and Karine Robillard v. Produits Vitafoam Canada Limitée, et. al. in the Quebec Superior Court of Justice (Montréal), Court File No. 500-6-524-104, filed an amended motion for authorization seeking to add us and other manufacturers of polyurethane foam products as defendants in this case.
On June 22, 2012, we were also made party to a lawsuit brought in the 16th Judicial Circuit Court, Jackson County, Missouri, Case Number 1216-CV15179 under the caption “Dennis Baker, on Behalf of Himself and all Others Similarly Situated vs. Leggett & Platt, Incorporated.” The plaintiff, on behalf of himself and/or a class of indirect purchasers of polyurethane foam products in the State of Missouri, alleged that we violated the Missouri Merchandising Practices Act based upon our alleged illegal price inflation of flexible polyurethane foam products. The plaintiff seeks unspecified actual damages, punitive damages and the recovery of reasonable attorney fees. We filed a motion to dismiss this action, which was denied on November 5, 2012. Discovery has commenced and plaintiff has filed a motion for class certification. The parties’ briefing is completed, and a hearing on the motion was held on February 20, 2014.
We deny all of the allegations in all of the above actions and will vigorously defend ourselves. These contingencies are subject to many uncertainties. Therefore, based on the information available to date, we cannot reasonably estimate the amount or range of potential loss, if any, because, at this juncture of the proceedings; discovery is incomplete, all expert liability reports have not been exchanged; and because the litigation involves unsettled legal theories.
Brazilian Value-Added Tax Matters
On December 22, 2011, the Brazilian Finance Ministry, Federal Revenue Office issued a notice of violation against our wholly-owned subsidiary, Leggett & Platt do Brasil Ltda. (“L&P Brazil”) in the amount of $3.1, under Case No. 10855.724660/2011-43. The Brazilian Revenue Office claimed that for the period beginning November 2006 and continuing through December 2007, L&P Brazil used an incorrect tariff code for the collection and payment of value-added tax primarily on the sale of mattress innerspring units in Brazil.  L&P Brazil responded to the notice of violation on January 25, 2012 denying the violation. The Federal Revenue Office, on August 9, 2013, denied L&P Brazil's defenses and upheld the assessment at the first administrative level. L&P Brazil was notified about this judgment on October 16, 2013, and has filed an appeal.
On December 17, 2012, the Brazilian Revenue Office issued an additional notice of violation in the amount of $5.5 under MPF Case No. 10855.725260/2012-36 covering the period from January 1, 2008 through December 31, 2010 on the same subject matter. L&P Brazil responded to the notice of violation on January 17, 2013 denying the violation. The Brazilian Revenue Office, on June 13, 2013, denied L&P Brazil's defenses and upheld the assessment at the first administrative level. L&P Brazil appealed this decision on July 8, 2013. The Brazilian Revenue Office, on December 18, 2013, also issued an audit notice for years 2011 and 2012, which may result in additional assessments.
In addition, L&P Brazil received assessments on December 22, 2011, and June 26, July 2 and November 5, 2012, and September 13, 2013 from the Brazilian Revenue Office where the Revenue Office challenged L&P Brazil's use of certain tax credits in the years 2006 through 2010. Such credits are generated based upon the tariff classification and rate used by L&P

Exhibit 99.4

Brazil for value-added tax on the sale of mattress innersprings. Combined with prior assessments, L&P Brazil has received assessments totaling $1.7 on the same or similar denial of tax credit matters.
L&P Brazil is also party to a proceeding involving the State of Sao Paulo, Brazil where the State of Sao Paulo, on April 16, 2009, issued a Notice of Tax Assessment and Imposition of Fine to L&P Brazil seeking $2.4 for the tax years 2006 and 2007, under Case No. 3.111.006 (DRT n°.04-256.169/2009). The State of Sao Paulo argued that L&P Brazil was using an incorrect tariff code for the collection and payment of value-added tax on sales of mattress innerspring units in the State of Sao Paulo. On September 29, 2010, the Court of Tax and Fees of the State of Sao Paulo ruled in favor of L&P Brazil nullifying the tax assessment. The State filed a special appeal and the Special Appeals court remanded the case back to the Court of Tax and Fees for further findings. On November 9, 2012, the Court of Tax and Fees again ruled in favor of L&P Brazil and nullified the tax assessment. On November 28, 2012, the State filed another special appeal. The determination to accept the special appeal was made on December 26, 2012, and L&P Brazil responded to this special appeal on January 24, 2013.
We were also informed on October 4, 2012 that the State of Sao Paulo issued an Auto-Infringement and Imposition of a Fine dated May 29, 2012 under Procedure Number 4.003.484 against L&P Brazil in the amount of $2.0 for the tax years 2009 through 2011. Similar to the prior assessment, the State of Sao Paulo argues that L&P Brazil was using an incorrect tax rate for the collection and payment of value-added tax on sales of mattress innerspring units in the State of Sao Paulo. On June 21, 2013, the State of Sao Paulo's attorneys converted the Auto-Infringement and Imposition of a Fine No. 4.003.484 to a fiscal execution action against L&P Brazil in the amount of $2.6, under Sorocaba Judicial District Court, Case No. 3005528-50.2013.8.26.0602. L&P Brazil filed its response on January 27, 2014 denying the allegations.
On December 18, 2012, the State of Minas Gerais, Brazil issued a tax assessment to L&P Brazil relating to L&P Brazil's classifications of innersprings for the collection and payment of value-added tax on the sale of mattress innersprings in Minas Gerais from March 1, 2008 through August 31, 2012 in the amount of $.6, under PTA Case No. 01.000.182756-62. L&P Brazil filed its response denying any violation on January 17, 2013. On October 22, 2013, the first administrative level ruled against us but did reduce the tax to $.3 (plus interest and penalties). We appealed to the second administrative level on December 30, 2013, which affirmed the first administrative level ruling.
On February 1, 2013, the Brazilian Finance Ministry filed suit against L&P Brazil in the Camanducaia Judicial District Court, Case No. 0002222-35.2013.8.13.0878, alleging the untimely payment of $.2 of social contributions (social security and social assistance payments). L&P Brazil filed its response on July 11, 2013, denying the allegations. L&P Brazil argued the payments were not required to be made because of the application of certain tax credits that were generated by L&P Brazil's use of a tariff code for the classification of value-added tax on the sale of mattress innersprings (i.e., the same underlying issue at stake in the other Brazilian matters). L&P Brazil posted a bond and filed its response on July 11, 2013, denying the allegations.
We deny all of the allegations in these actions. We believe that we have valid bases upon which to contest such actions and will vigorously defend ourselves. However, these contingencies are subject to many uncertainties.
Patent Infringement Claim
On January 24, 2012, in a case in the United States District Court for the Central District of California, the jury entered a verdict against us in the amount of $5 based upon an allegation by plaintiff that we infringed three patents on an automatic stapling machine and on methods used to assemble box springs. This action was originally filed on October 4, 2010, as case number CV10-7416 RGK (SSx) under the caption Imaginal Systematic, LLC v. Leggett & Platt, Incorporated; Simmons Bedding Company; and Does 1 through 10, inclusive. Leggett is contractually obligated to defend and indemnify Simmons Bedding Company against a claim for infringement.
On summary judgment motions, we unsuccessfully disputed each patent's validity and denied that we infringed any patent. At the jury trial on damages issues, the plaintiff alleged damages of $16.2. The court denied plaintiff's attempt to win an attorney fee award and triple the pre-verdict damages.
On April 9, 2012 we appealed the case to the Federal Circuit Court of Appeals. Oral argument was held on February 6, 2013 before a three judge appeal panel in the Federal Circuit in Washington D.C. On February 14, 2013, the Court of Appeals issued a judgment affirming the $5 verdict against us, which was fully accrued for in the first quarter of 2013 and then paid in the second quarter of 2013. We filed a petition for a rehearing of the Court of Appeals decision on March 18, 2013, which was denied by the Court of Appeals.
The plaintiff requested royalties for post-verdict use of the machines and requested pre-judgment interest in the amount of $.7. On July 3, 2013, the District Court ruled that the plaintiff was not entitled to additional ongoing royalties for our continued use

Exhibit 99.4

of the machines, but did award pre-judgment interest of $.5. On August 2, 2013, both parties filed a notice of appeal of this order to the Federal Circuit Court of Appeals, but plaintiff has since withdrawn its appeal.
In 2011, we also filed reexamination proceedings in the Patent Office (Case Nos. 95/001,543 filed February 11, 2011; 95/001,546 and 95/001,547 filed February 16, 2011), challenging the validity of each patent at issue in the lawsuit the plaintiff brought. The Patent Office examiner ruled in our favor on the key claims of one of three patents. The Patent Office examiner initially ruled in our favor on the pertinent claims of the second of the patents, but subsequently reversed that decision. With respect to the third patent, the Patent Office examiner's decision upheld the validity of all claims. All three of these proceedings were appealed to the Board of Patent Appeals. Due to a change made to all of the machines, we do not believe that the machines currently use the feature alleged to have infringed the third patent. On April 25, 2013, the plaintiff filed petitions to terminate all re-examination proceedings based on the final ruling of the Federal Circuit Court of Appeals. We opposed those petitions. The Patent Office terminated all three re-examination proceedings, two on December 16, and one on December 18, 2013.
On July 29, 2013, the plaintiff filed a second lawsuit in the United States District Court for the Central District of California, Case No. CV13-05463 alleging that we and Simmons Bedding Company have continued to infringe the three patents on an automatic stapling machine and the methods used to assemble box springs, and that the plaintiff is entitled to additional damages from January 24, 2012 forward. Leggett and Simmons Bedding Company filed their Answers on November 20, 2013, and intend to vigorously defend the allegations.

At this time, we do not expect that the outcome of this matter will have a material adverse effect on our financial condition, operating cash flows or results of operations.

Exhibit 99.4

Quarterly Summary of Earnings
 Leggett & Platt, Incorporated
 (Unaudited)
(Dollar amounts in millions, except per share data)

Year ended December 31	First [1]	Second [1]	Third [1,2]	Fourth [1,3,4]	Total
2013
Net sales	$860.8	$879.6	$877.6	$859.2	$3,477.2
Gross profit	179.9	185.3	179.6	165.1	709.9
Earnings from continuing operations before income taxes	68.4	82.4	90.5	(3.7)	237.6
Earnings from continuing operations	$49.7	$59.6	$66.5	$10.5	$186.3
Earnings (loss) from discontinued operations, net of tax	(.2)	12.3	5.5	(4.2)	13.4
Net earnings	49.5	71.9	72.0	6.3	199.7
(Earnings) attributable to noncontrolling interest, net of tax	(.4)	(.6)	(.7)	(.7)	(2.4)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$49.1	$71.3	$71.3	$5.6	$197.3
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.34	$.41	$.45	$.07	$1.27
Diluted	$.33	$.40	$.45	$.07	$1.25
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$—	$.08	$.04	$(.03)	$.09
Diluted	$—	$.08	$.04	$(.03)	$.09
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.34	$.49	$.49	$.04	$1.36
Diluted	$.33	$.48	$.49	$.04	$1.34
2012
Net sales	$875.5	$867.3	$862.9	$808.8	$3,414.5
Gross profit	167.8	175.8	179.4	172.6	695.6
Earnings from continuing operations before income taxes	64.0	77.9	77.9	67.7	287.5
Earnings from continuing operations	$43.8	$58.0	$51.1	$78.9	$231.8
Earnings (loss) from discontinued operations, net of tax	.7	7.4	15.5	(4.9)	18.7
Net earnings	44.5	65.4	66.6	74.0	250.5
(Earnings) attributable to noncontrolling interest, net of tax	(.5)	(.5)	(.8)	(.5)	(2.3)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$44.0	$64.9	$65.8	$73.5	$248.2
Earnings per share from continuing operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$.30	$.40	$.35	$.54	$1.59
Diluted	$.30	$.40	$.34	$.53	$1.57
Earnings (loss) per share from discontinued operations attributable to Leggett & Platt, Inc. common shareholders
Basic	$—	$.05	$.11	$(.03)	$.13
Diluted	$—	$.05	$.11	$(.03)	$.13
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.30	$.45	$.46	$.51	$1.72
Diluted	$.30	$.45	$.45	$.50	$1.70
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1.
As discussed in Note B beginning on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K, amounts for 2012 and 2013 have been retrospectively adjusted to reflect the reclassification of certain businesses from continuing to discontinued operations.

2.
As discussed in Note R beginning on page 44 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K, in the third quarter of 2013 we recorded a $9 bargain purchase gain related to an acquisition.

3.
As discussed in Note C beginning on page 13 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K, in the fourth quarter of 2013 we incurred $67 of charges related to the Commercial Vehicle Products group ($63 goodwill impairment charge and $4 accelerated amortization of a customer-related intangible asset.)

4.
Net earnings for 2012 include a fourth quarter $27 net tax benefit primarily related to the release of valuation allowances on certain Canadian deferred tax assets, partially offset by withholding taxes on earnings in China.

Exhibit 99.4

LEGGETT & PLATT, INCORPORATED

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(Amounts in millions)

Column A	Column B	Column C	Column D		Column E
Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Deductions		Balance at End of Period
Year ended December 31, 2013
Allowance for doubtful receivables	$20.6	$6.1	$9.1	(1)	$17.6
Excess and obsolete inventory reserve, LIFO basis	$19.4	$11.8	$9.3		$21.9
Tax valuation allowance	$32.2	$(3.4)	$3.4	(2)	$25.4
Year ended December 31, 2012
Allowance for doubtful receivables	$26.0	$4.9	$10.3	(1)	$20.6
Excess and obsolete inventory reserve, LIFO basis	$20.2	$10.2	$11.0		$19.4
Tax valuation allowance	$69.1	$(36.3)	$.6	(2)	$32.2
Year ended December 31, 2011
Allowance for doubtful receivables	$23.2	$8.6	$5.8	(1)	$26.0
Excess and obsolete inventory reserve, LIFO basis	$23.7	$10.4	$13.9		$20.2
Tax valuation allowance	$69.0	$(3.0)	$(3.1)	(2)	$69.1

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(1)	Uncollectible accounts charged off, net of recoveries.

(2)
Federal tax effect of state and foreign net operating loss carryforwards and credits and changes in currency exchange rates. As discussed in Note N on page 38 of the Notes to Consolidated FInancial Statements in Exhibit 99.4 attached to this Form 8-K, 2012 includes a $36.9 tax benefit primarily related to the release of valuation allowances on certain Canadian deferred tax assets.